The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 18, 2021
ENERTOPIA CORP.

11,551,000 previously issued common shares and

14,696,869 common shares underlying previously issued warrants

The date of this Prospectus is May 18, 2021.

Enertopia Corp. (“ Enertopia ”, “ we ”, “ us ”, “ our ” and “ our company ”) is registering 11,551,000 previously issued common shares and 14,696,869 shares of common stock underlying previously issued warrants, which may be resold from time to time held by 37 selling security holders (the “ Selling Security Holders ”). These shares and warrants were acquired by the Selling Security Holders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. A registration statement under the Exchange Act relating to these securities has been filed with the Securities and Exchange Commission. Our Selling Security Holders may not offer or sell their shares of our common stock until this registration statement is declared effective. We have been advised by the Selling Security Holders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. Please see “Plan of Distribution” at page 26 for a detailed explanation of how the securities may be sold. The Selling Security Holders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. With the exception of Robert McAllister, none of the Selling Security Holders are affiliates of our company.

Our common stock is quoted under the trading symbol “ENRT” on the OTCQB quotation service operated by OTC Markets Inc.

The Selling Security Holders sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We have arbitrarily set the $0.1332 price per share set out in this registration statement solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock as reported on the OTCQB on April 16, 2021. The price does not reflect net worth, total asset value, or any other objective accounting measure of the value of our securities.

The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein may also be deemed to be an “underwriter” within the meaning of section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from the sale of shares of our common stock by the Selling Security Holders. We will incur all costs associated with this Prospectus.

Our director and officer is Robert McAllister: Chief Executive and Financial Officer, Secretary, President, Chairman of the Board and Director

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. See the section entitled “Risk Factors” beginning on page 9 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until this registration statement is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the Selling Security Holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common shares.

Dealer Prospectus Delivery Obligation

Until August 18th, 2021 (90th day after the later of (1) the effective date of the registration statement; or (2) the first date on which the securities are offered publicly), all dealers that effect in transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is May 18, 2021.

Item 3 – Prospectus Summary and Risk Factors

We qualify all the forward-looking statements contained in this Prospectus by the following cautionary statements.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our current business activities include pursuing opportunities in the natural resource sector and technology used in the resource sector, specifically in regards to the mineral properties held by our company.

Actual results may vary from those expected. Undue reliance should not be placed on any forward-looking statements, which are appropriate only for the date made. We do not plan to subsequently revise these forward-looking statements to reflect current circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Corporate Background

The company was formed on November 24, 2004 under the laws of the State of Nevada and commenced operations on inception.

From inception until April 2010, we were primarily engaged in the acquisition and exploration of natural resource properties. Beginning in April 2010, we began our entry into the renewable energy sector by purchasing an interest in a solar thermal design and installation company. In 2013, we began our entry into medicinal marijuana business.  During our 2014 fiscal year end our activities in the clean energy sector were discontinued. During fiscal 2015 our activities in the Medicinal Marijuana sector were discontinued. During fiscal 2016 our activities in the Women’s personal healthcare sector were discontinued.

The company has been actively pursuing business opportunities in the resource sector, pursuant to which we signed an agreement for a Lithium Brine Project in May 2016. In May 2017 the company dropped the Lithium Brine Project and subsequently acquired the Clayton Valley, NV Lithium Project announced in August 2017, the company’s current property. The company’s main focus is in natural resource sector and using 3rd party off the shelf technologies that can be, used for Lithium extraction.

The address of our principal executive office is #18 1873 Spall Rd., Kelowna, British Columbia V1Y 4R2. Our telephone number is (250) 870-2219. Our current location provides adequate office space for our purposes at this stage of our development.

Our company is diverse in its pursuit of business opportunities in the natural resource sector and technology used in the resource sector.

On October 28, 2019, the company signed a letter of intent/LOI with Eagle Plains Resources Ltd. (“Eagle Plains”) to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the “Pine Channel SK Property”). The terms of the LOI included periodic payments cash payments, exploration expenditures, as well as issuance of common shares of the company. Upon signing the LOI, the company issued 1,000,000 of its common shares to Eagle Plains, valued at $11,489.  On December 13th 2019 the company dropped the LOI with Eagle Plains Resources Ltd.

On February 12th 2020 the company signed a 1% Royalty agreement with respect to any future commercial lithium production from the company’s Clayton Valley, Nevada claims in exchange for $200,000. The company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

Subsequent to year end, On October 29, 2020 the company signed a 1% royalty agreement with respect to any future commercial lithium production from the company’s Clayton Valley, Nevada claims in exchange for $250,000. The company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

Subsequent to year end, on December 14, 2020 the company signed an agreement to acquire 100% interest in United States Patent and Trademark Office (“USPTO”) patent #6,024,086 - Solar energy collector having oval absorption tubes by issuing 1,000,000 common shares of the company. The company issued 1,000,000 additional common shares in escrow to be released upon the successful approval of patent pending work derived from patent #6,024,086. The Technology is to be adapted to work at our Clayton Valley lithium project. If successful the technology could have several clean energy applications. If successful a joint venture would be formed at a later date to be determined.

The Offering

The 11,551,000 previously issued common shares and 14,696,869 shares of common stock underlying previously issued warrants offered by the Selling Security Holders represent approximately 19% of our issued and outstanding stock as of April 5, 2021, assuming all of the 14,696,869 warrants are exercised.

We have not entered into any registration rights or similar agreement pursuant to which we are obligated to register the shares being registered in this Prospectus. We are a reporting company with the SEC. We are bearing all costs associated with registering the shares being offered.

Common Stock Outstanding Prior to the Offering	136,431,700 shares

Common Stock to be Outstanding Following the Offering	136,431,700 shares

Common Stock Offered	11,551,000 previously issued common shares and 14,696,869 shares of common stock underlying previously issued warrants offered by the Selling Security Holders.

Offering Price

$0.1332 per share (estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the common stock as reported on the OTCQB on April 16, 2021).

The Selling Security Holders may actually sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Aggregate Offering Price	N/A

Number of Selling Security Holders	37

Use of Proceeds	We will not receive any of the proceeds of the shares offered by the Selling Security Holders. Our company will pay all the expenses of this offering estimated at approximately $20,000.

Underwriters	The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act.

Plan of Distribution	The Selling Security Holders named in this Prospectus are making this offering and may sell at market or privately negotiated prices.

This summary does not contain all the information that should be considered before making an investment in Enertopia Corp.’s common stock. The entire prospectus should be read including the “Risk Factors” on page 9 and financial statements before deciding to invest in our common stock.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Six Months Ended February 28, 2021 (unaudited)	Year Ended August 31, 2020 (audited)	Year Ended August 31, 2019 (audited)
Revenues	Nil	Nil	Nil
Operating Expenses	371,043	170,136	418,961
Net Income (Loss)	(72,622)	34,132	(422,341)
Net Earnings (Loss) Per Share	(0.00)	0.00	(0.00)

Balance Sheet Data

	As at February 28, 2021 (unaudited)	As at August 31, 2020 (audited)	As at August 31, 2019 (audited)
Working Capital (Deficit)	79,756	(392,956)	(455,885)
Total Assets	583,225	86,214	46,245
Total Liabilities	434,469	479,170	502,130

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled ‘special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

You should carefully consider the risks described below. Together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this registration statement that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

Our business operations are subject to a number of risks and uncertainties, including, but not limited to those set forth below:

Our company has no operating history and an evolving business model which raises doubt about our ability to achieve profitability or obtain financing.

Our Company has no operating history. Moreover, our business model is still evolving, subject to change, and will rely on the cooperation and participation of our joint venture partners. Our Company's ability to continue as a going concern is dependent upon our ability to obtain adequate financing and to reach profitable levels of operations has and we no proven history of performance, earnings or success. There can be no assurance that we will achieve profitability or obtain future financing.

Uncertain demand for mineral resources sector may cause our business plan to be unprofitable.

Demand for mineral resources is based on the world economy and new technologies. Current lithium demand exceeds available supply due to the rapid increase in lithium batteries in portable electronics and the growing electric vehicle markets. There can be no assurance that current supply and demand factors will remain the same or that projected supply and demand factors will actually come to pass from 3rd party projections that are currently believed to be true and accurate. There can be no assurance that new disruptive technologies will replace lithium as a significant component in battery storage over time.

Conflicts of interest between our company and our directors and officers may result in a loss of business opportunity.

Our directors and officers are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our future operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;
  the opportunity is within the corporation’s line of business; and
  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those  persons from engaging in such transactions without our consent. Despite our intentions, conflicts of interest may nevertheless arise which may deprive our company of a business opportunity, which may impede the successful development of our business and negatively impact the value of an investment in our company.

The speculative nature of our business plan may result in the loss of your investment.

Our operations are in the start-up or stage only, and are unproven. We may not be successful in implementing our business plan to become profitable. There may be less demand for our services than we anticipate. There is no assurance that our business will succeed and you may lose your entire investment.

Changing consumer preferences may cause our planned products to be unsuccessful in the marketplace.

The decision of a potential client to undergo an environmental audit or review may be based on ethical or commercial reasons. In some instances, or with certain businesses, there may be no assurance that an environmental review will result in any cost savings or increased revenues. As such, unless the ethical consideration is also a material factor, there may be no incentive for such businesses to undertake an environmental review. Changes in consumer and commercial preferences, or trends, toward or away from environmental issues may impact on businesses” decisions to undergo environmental reviews.

General economic factors may negatively impact the market for our planned products.

The willingness of businesses to spend time and money on energy efficiency may be dependent upon general economic conditions; and any material downturn may reduce the likelihood of businesses incurring costs toward what some businesses may consider a discretionary expense item.

A wide range of economic and logistical factors may negatively impact our operating results.

Our operating results will be affected by a wide variety of factors that could materially affect revenues and profitability, including the timing and cancellation of customer orders and projects, competitive pressures on pricing, availability of personnel, and market acceptance of our services. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition and operating results.

Changes in environmental regulations may have an impact on our operations

We believe that we currently comply with existing environmental laws and regulations affecting our proposed operations. While there are no currently known proposed changes in these laws or regulations, significant changes have affected the industry in the past and additional changes may occur in the future. The company is subject to the Bureau of Land Management (“BLM”), State and potentially other government agencies with respect to any exploration operations.

Our operations may be subject to environmental laws, regulations and rules promulgated from time to time by government. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner that means stricter standards and enforcement. Fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies, directors, officers and employees. The cost of compliance with changes in governmental regulations has potential to reduce the profitability of operations. We intend to comply with all environmental regulations in the United States and Canada.

If we fail to effectively and efficiently advertise, the growth of our business may be compromised.

The future growth and profitability of our business will be dependent in part on the effectiveness and efficiency of our advertising and promotional expenditures, including our ability to (i) create greater awareness of our products, (ii) determine the appropriate creative message and media mix for future advertising expenditures, and (iii) effectively manage advertising and promotional costs in order to maintain acceptable operating margins. There can be no assurance that we will experience benefits from advertising and promotional expenditures in the future. In addition, no assurance can be given that our planned advertising and promotional expenditures will result in increased revenues, will generate levels of service and name awareness or that we will be able to manage such advertising and promotional expenditures on a cost-effective basis.

Our success is dependent on our unproven ability to attract qualified personnel.

We depend on our ability to attract, retain and motivate our management team, consultants and advisors. There is strong competition for qualified technical and management personnel in the business sector, and it is expected that such competition will increase. Our planned growth will place increased demands on our existing resources and will likely require the addition of technical personnel and the development of additional expertise by existing personnel. There can be no assurance that our compensation packages will be sufficient to ensure the continued availability of qualified personnel who are necessary for the development of our business.

We have a limited operating history with losses and we expect the losses to continue, which raises concerns about our ability to continue as a going concern.

We have generated minimal revenues since our inception and will, in all likelihood, continue to incur operating expenses with minimal revenues until we are able to successfully develop our business. Our business plan will require us to incur further expenses. We may not be able to ever become profitable. These circumstances raise concerns about our ability to continue as a going concern. We have a limited operating history and must be considered in the start-up stage.

There is an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended August 31, 2020 with respect to their doubt about our ability to continue as a going concern. As discussed in Note 2 to our financial statements for the year ended August 31, 2020, we have incurred cumulative losses of $14,280,027 that raises substantial doubt about its ability to continue as a going concern. Our management has been able, thus far, to finance the operations through equity financing and cash on hand. There is no assurance that our company will be able to continue to finance our company on this basis.

Without additional financing to develop our business plan, our business may fail.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to conduct and grow our business. We do not currently have sufficient financial resources to completely fund the development of our business plan. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing security-holders.

We may not be able to obtain all of the licenses necessary to operate our business, which would cause our business to fail.

Our operations require licenses and permits from various governmental authorities related to the establishment of our planned facilities, to the production, storage and distribution of our products, and to the disposal of waste.  We believe that we will be able to obtain all necessary licenses and permits under applicable laws and regulations for our operations and believe we will be able to comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits.

If we are unable to recruit or retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

Our success depends in large part on the continued services of our executive officers and third party relationships. We currently do not have key person insurance on these individuals. The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations and our stock price. It is also very important that we be able to attract and retain highly skilled personnel, including technical personnel, to accommodate our exploration plans and to replace personnel who leave. Competition for qualified personnel can be intense, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with our business plan, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Coronavirus (COVID-19) Pandemic

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide.  The global outbreak of COVID-19  continues to rapidly evolve, and the extent to which COVID-19  may impact our business and the natural resources market will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States, Canada and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.  We are continuing to vigilantly monitor the situation with our primary focus on the health and safety of our employees and contractors.

Risks Associated with the Shares of Our Company

Because we do not intend to pay any dividends on our shares, investors seeking dividend income or liquidity should not purchase our shares.

We have not declared or paid any dividends on our shares since inception, and do not anticipate paying any such dividends for the foreseeable future. We presently do not anticipate that we will pay dividends on any of our common stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for common stock in the foreseeable future.

Investors seeking dividend income or liquidity should not invest in our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 200,000,000 shares. The board of directors of our company has the authority to cause us to issue additional shares, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of our company in the future.

Other Risks

Trading on the OCTQB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTCQB electronic quotation service operated by OTC Markets Group Inc. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States, Canada, or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 200,000,000 shares. The board of directors of our company has the authority to cause us to issue additional shares, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of our company in the future.

Our by-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our by-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our constating documents authorize the issuance of 200,000,000 shares of common stock with a par value of $0.001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors” interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our by-laws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers.

Our only office space is located Kelowna, British Columbia, Canada and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons” assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Trends, risks and uncertainties.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise such as a black swan event. An absolute worst case scenario with sufficient potential impact to risk the future of the company as an independent business operating in its chosen markets. Significant reputational impact as a result of a major issue resulting in multiple fatalities, possibly compounded by apparently negligent management behavior; extreme adverse press coverage and viral social media linking the company name to consumer brands, leads to a catastrophic share price fall, very significant loss of consumer confidence and inability to retain and recruit quality people. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common shares.

We are authorized to issue up to 200,000,000 shares. The board of directors of our company have the authority to cause us to issue additional shares, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of our company in the future.

Item 4 – Use of Proceeds

This Prospectus relates to our common stock shares that will be offered on a continuous basis by the Selling Security Holders beginning immediately after the registration statement effective date, which is included in this Prospectus, and may continue for a period in excess of thirty (30) days from this effective date. We are completing this registration statement to allow the Selling Security Holders to sell their shares. The Selling Security Holders will receive all proceeds from this offering and, if all of the shares being offered by this Prospectus are sold at $0.1332 per share, those proceeds would be $3,496,216 (estimated based on, solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c), the average of the high and low prices of the common stock as reported on the OTCQB on April 16, 2021). The Selling Security Holders may actually sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We, the issuer, will not acquire any of the proceeds from the common stock sale by the Selling Security Holders in this offering. Our company will pay all expenses of this offering estimated at $20,000. See Part II, Item 13.

Item 5 – Determination of Offering Price

The Selling Security Holders will sell their shares at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold by a Selling Shareholder will be determined by each Selling Shareholder. The Selling Security Holders are under no obligation to sell all or any portion of the securities offered, nor are the Selling Security Holders obligated to sell such shares immediately under this Prospectus. A security holder may sell securities at any price depending on privately negotiated factors such as a shareholders” own cash requirements, or objective criteria of value such as the market value of our assets.

We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value. No valuation or appraisal has been prepared for our business.

Among the factors considered by our management were:

  the market price for our common stock on the OTCQB;

  the potential of our properties;

  our capital structure;

  the background of our management;

  the proceeds to be raised by the offering; and

  our cash requirements relative to our business operations.

Item 6 – Dilution

The 11,551,000 shares of our common stock to be sold by the Selling Security Holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders. If the unexercised warrants that comprise of the 14,696,869 common shares of our company, which are being registered pursuant to this registration statement, are exercised, our issued and outstanding will be 151,128,569 common shares. Upon the exercise of such warrants, there will be a dilution of approximately 9.7%.

Item 7 – Selling Security Holders

We are registering an aggregate of 26,247,869 common shares of our company, consisting of 11,551,000 previously issued common shares of our company and 14,696,869 shares of common stock underlying previously issued warrants by our company by Selling Security Holders. The Selling Security Holders have the option to sell the 26,247,869 shares of our common stock at prevailing market prices or privately negotiated prices.

This Prospectus covers the offering of up to an aggregate of 26,247,869 common shares of our company, consisting of 11,551,000 previously issued common shares of our company and 14,696,869 shares of common stock underlying previously issued warrants by our company by Selling Security Holders. The aggregate of 26,247,869 common shares issued to the 37 Selling Security Holders are restricted under applicable federal and state security laws and are being registered to give them the opportunity to sell their shares.

They are offering for sale a total of 26,247,869 shares of common stock of our company. This comprises approximately 17.4% percent of the total issued and outstanding shares assuming all 14,696,869 warrants are exercised. To the best of our knowledge, the Selling Security Holders have sole voting and investment power and rights over all their shares and are the beneficial owners. They have given all information regarding share ownership. The shares being offered are being registered to permit public secondary trading and the Selling Security Holders may offer all or part of their respective shares from time to time but is under no obligation to immediately sell them pursuant to this Prospectus. Thus, our company cannot guarantee that any shares will be sold after this registration statement is declared effective.

The offering of 26,247,869 shares of our issued and outstanding common stock by the Selling Security Holders were originally issued pursuant to private placements on:

  August 31, 2018, for an aggregate of 4,400,000 units at a price of CAD$0.03 per unit. Each unit consisted of one common share and one warrant exercisable into one further share at a price of $0.05 per Warrant Share for a period of thirty six (36) months. Our company issued the units to four (4) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. In addition, 400,000 broker warrants were issued that expire on August 31, 2021 with an exercise price of $0.05 was paid to Leede Jones Gable Inc. In this registration statement, we are registering:

   4,400,000 of these common shares comprising of the units;

   4,800,000 common shares underlying the warrants that comprised of these warrants.

  September 21, 2018, for an aggregate of 2,225,000 units at a price of CAD$0.03 per unit. Each unit consisted of one common share and one warrant exercisable into one further share at a price of $0.05 per warrant share for a period of thirty six (36) months. Our company issued the units to 13 non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S and pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. In addition, 202,500 broker warrants to Canaccord Genuity and Leede Financial Markets Inc. that are exercisable into one common share at a price of $0.05 that expire on September 21, 2018. In this registration statement, we are registering:

   2,225,000 of these common shares comprising of the units;

   2,427,500 common shares underlying the warrants that comprised of these warrants.

  March 27, 2019, for an aggregate of 5,506,769 units at a price of CAD$0.026 per unit. Each unit consisted of one common share and one whole warrant. Each whole warrant is exercisable into one further share at a price of $0.04 per warrant share for a period of forty-eight (48) months. Our company issued the units to 26 non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act 1933, as amended. In addition, 502,600 broker warrants were issued that expire on March 27, 2023 with an exercise price of $0.04 was paid to Canaccord Genuity, Leede Jones Gable Inc. In this registration statement, we are registering:

   5,506,769 of these common shares comprising of the units;

   6,009,369 common shares underlying the warrants that comprised of these warrants.

  January 14, 2021, for an aggregate of 3,000,000 units at a price of $0.06 per unit. Each unit consisted of one common share and one half (1/2) warrant exercisable into one further share at a price of $0.09 per warrant share for a period of twelve (12) months. Our company issued the units to 1 US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. In this registration statement, we are registering:

   3,000,000 of these common shares comprising of the units;

   1,500,000 common shares underlying the warrants that comprised of these warrants.

  On December 14, 2020 the company signed an agreement to acquire 100% interest in United States Patent and Trademark Office (“USPTO”) patent #6,024,086 - Solar energy collector having oval absorption tubes by issuing 1,000,000 common shares of the company. The company issued 1,000,000 additional common shares in escrow to be released upon the successful approval of patent pending work derived from patent #6,024,086.

Our common stock is quoted on the OTCQB under the trading symbol “ENRT”.

The Selling Security Holders will have the option to sell their shares at an initial offering price of $0.1332 per share (estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the common stock as reported on the OTCQB on April 16, 2021) or at prevailing market prices or privately negotiated prices.

All of these shares were issued in reliance upon an exemption from registration pursuant to Section 4(2), Regulation S, or Regulation D under the Securities Act of 1933 (the “ Securities Act ”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.

The following table provides information as of April 15, 2021 regarding the beneficial ownership of our common stock by each of the Selling Security Holders, including:

  the identity of the beneficial holder that owns the shares being offered the number of shares owned by each prior to this offering;
  the number of shares being offered by each;
  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold; and
  the percentage of shares owned by each.

Name of Selling Security Holder	Shares Owned Prior to this offering	Percent %(2)	Maximum Number Shares being offered	Beneficial Ownership after offering	Percentage of Owned upon completion of the offering
Amanda Wong	200,000	(3)	200,000	0	0
Heather Wong	570,000	(3)	570,000	0	0
Matt Kuhn	2,050,000	1.5	2,050,000	0	0
Flush Investments(3)	600,000	(3)	600,000	0	0
Robert McAllister	600,000	(3)	600,000	0	0
Alan Kwok and/or Angelina Kwok	110,000	(3)	110,000	0	0
Bonita Talstra	46,000	(3)	46,000	0	0
Deborah Heiliger	90,000	(3)	90,000	0	0
Mohini Adams	130,000	(3)	130,000	0	0
Audie Stefanik	150,000	(3)	150,000	0	0
Craig Marshall	115,000	(3)	115,000	0	0
Marilyn Mahoney	100,000	(3)	100,000	0	0
Barry Hodson	300,000	(3)	300,000	0	0
James O'Dwyer	100,000	(3)	100,000	0	0
Don Klein	50,000	(3)	50,000	0	0
James Ford	100,000	(3)	100,000	0	0
Terry Enns	40,000	(3)	40,000	0	0
Gerald Ritchie	150,000	(3)	150,000	0	0
Howard Blaustein	40,000	(3)	40,000	0	0
Sandra Bobroff	40,000	(3)	40,000	0	0
Neil McDowall	40,000	(3)	40,000	0	0
Patrick Devlin	40,000	(3)	40,000	0	0
Richard Plexman	150,000	(3)	150,000	0	0
George Rozdilsky	50,000	(3)	50,000	0	0
William Pain	50,000	(3)	50,000	0	0
Kevin and/or Roberta Gannon	50,000	(3)	50,000	0	0
Richard Rosenzweig	3,000,000	2.2	3,000,000	0	0
Al Rich	2,000,000	1.5	2,000,000	0	0
Anne Carey	40,000	(3)	40,000	0	0
Tracker Resources	250,000	(3)	250,000	0	0
Duncan McKay	300,000	(3)	300,000	0	0

NOTES:

(1) The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2) The percentages are based on 136,431,700 shares of our common stock issued and outstanding and as at April 15, 2021.

(3) Denotes beneficial ownership less than 1%

(4) Curtis Butchart, the Owner of Flush Investments, exercises dispositive and voting authority for the shares held by Flush Investments.

More information regarding the holders of the 14,696,869 common shares underlying warrants is included the following table.

Name of Selling Security Holder	Shares underlying warrants Owned Prior to this offering	Percent %	Maximum Number Shares being offered	Beneficial Ownership after offering	Percentage of Owned upon completion of the offering
Amanda Wong	530,000	(3)	530,000	0	0
Heather Wong	570,000	(3)	570,000	0	0
Matt Kuhn	2,620,000	1.9	2,620,000	0	0
Ken Wong	100,000	(3)	100,000	0	0
Flush Investments(3)	600,000	(3)	600,000	0	0
Robert McAllister	600,000	(3)	600,000	0	0
Scharfe Holdings Inc.(4)	100,000	(3)	100,000	0	0
Gladys Jenks	2,000,000	1.5	2,000,000	0	0
William Takeshita	1,000,000	(3)	1,000,000	0	0
Paul Trudeau	1,000,000	(3)	1,000,000	0	0
Leede Jones Gable Inc. (5)	892,000	(3)	892,000	0	0
Proactive Investors(6)	480,769	(3)	480,769	0	0
Canaccord Genuity(7)	213,100	(3)	213,100	0	0
Alan Kwok and/or Angelina Kwok	110,000	(3)	110,000	0	0
Deborah A. Heiliger	90,000	(3)	90,000	0	0
Mohini Adams	130,000	(3)	130,000	0	0
Audie Stefanik	150,000	(3)	150,000	0	0
Craig Marshall	115,000	(3)	115,000	0	0
James Ford	100,000	(3)	100,000	0	0
Richard Plexman	150,000	(3)	150,000	0	0
William Pain	50,000	(3)	50,000	0	0
Kevin and/or Roberta Gannon	50,000	(3)	50,000	0	0

Name of Selling Security Holder	Shares underlying warrants Owned Prior to this offering	Percent %	Maximum Number Shares being offered	Beneficial Ownership after offering	Percentage of Owned upon completion of the offering
Bonita Talstra	46,000	(3)	46,000	0	0
Marilyn Mahoney	100,000	(3)	100,000	0	0
Barry Hodson	300,000	(3)	300,000	0	0
James O'Dwyer	100,000	(3)	100,000	0	0
Don Klein	50,000	(3)	50,000	0	0
Terry Enns	40,000	(3)	40,000	0	0
Gerald Ritchie	150,000	(3)	150,000	0	0
Howard Blaustein	40,000	(3)	40,000	0	0
Sandra Bobroff	40,000	(3)	40,000	0	0
Neil McDowall	40,000	(3)	40,000	0	0
Patrick Devlin	40,000	(3)	40,000	0	0
George Rozdilsky	50,000	(3)	50,000	0	0
Ludwik Breczewski	400,000	(3)	400,000	0	0
Dominic Nick Ditomaso	50,000	(3)	50,000	0	0
Lloyd F. Phalen	100,000	(3)	100,000	0	0
Richard Rosenzweig	1,500,000	1.1	1,500,000	0	0

NOTES:

(1) The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2) The percentages are based on a diluted basis assuming all 14,696,869 warrants are exercised and on 136,431,700 shares of our common stock issued and outstanding as at April 15, 2021 for an aggregate of 151,128,569 issued and outstanding.

(3) Denotes beneficial ownership below 1.0%

(4) Curtis Butchart, the Owner of Flush Investments, exercises dispositive and voting authority for the shares held by Flush Investments.

(5) Brad Scharfe, the President of Scharfe Holdings Inc., exercises dispositive and voting authority for the shares held by Scharfe Holdings Inc.

(6) Adam Conrad, the CFO of Leede Jones Gable Inc., exercises dispositive and voting authority for the shares held by Leede Jones Gable Inc.

(7) Ian McLelland, the CEO of Proactive Investors, exercises dispositive and voting authority for the shares held by Proactive Investors.

(8) James Jacque, the Corporate Actions Senior Reorg Analyst of Canaccord Genuity, exercises dispositive and voting authority for the shares held by Canaccord Genuity.

Except as otherwise noted in the above lists, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the Selling Security Holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Item 8 – Plan of Distribution

We are registering an aggregate of 26,247,867 common shares of our company, consisting of 11,551,000 previously issued common shares of our company and 14,696,869 shares of common stock underlying previously issued warrants by our company by Selling Security Holders. The Selling Security Holders have the option to sell the 29,868,638 shares of our common stock at prevailing market prices or privately negotiated prices.

The shares may be sold in a lawful manner using any one or more of the following methods: private transaction; ordinary brokerage transactions; transactions in which the broker-dealer solicits purchasers; broker-dealer as principal purchasers and resale by the broker-dealer for its own account; block trades in which the broker-dealer will attempt to sell the shares as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; broker-dealer agreements with the selling shareholder to sell a specified number of such shares at a stipulated price per share; exchange distribution following the rules of the applicable exchange; short sales that are not violations of the laws and regulations of any state of the United States; through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or  through a combination of any such methods or other lawful means.

The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein may also be deemed to be an “underwriter” within the meaning of section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Security Holders, who are “underwriters” within the meaning of section 2(a)(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act.

The brokers or dealers may receive commissions or discounts from the Selling Security Holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Security Holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

Our common stock is quoted on the OTCQB.

Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. The OTCQB should not be confused with the NASDAQ market. OTCQB companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTCQB is not a stock exchange, and the trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

We are bearing all costs relating to the registration of our common stock. The Selling Security Holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The Selling Security Holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the Selling Security Holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time,  as may be required by such broker or dealer;
  not engage in any stabilization activities in connection with our securities; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Regulation M

During such time as the Selling Security Holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the Selling Security Holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution”.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Security Holders that the anti- manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the Selling Security Holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the Selling Security Holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Security Holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

The Selling Security Holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus. After the sale of the shares offered by this Prospectus the Selling Security Holders will have no common shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that is developed.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states” securities laws, if applicable, the Selling Security Holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Security Holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be approximately $20,000 including but not limited to legal, accounting, printing and mailing fees will, be paid by our company. However, any selling costs or brokerage commissions incurred by each Selling Security Holder relating to the sale of their shares will be paid by them. See “Use of Proceeds” on page 16.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;
  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;

  contains the toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;
  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and
  a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a Selling Security Holder wants to sell shares of our common stock under this Prospectus in the United States, the Selling Security Holder will need to comply with state securities laws, also known as “blue sky laws”, with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a Selling Security Holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a Selling Security Holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Item 9 – Description of Securities to be Registered

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and no authorized shares of preferred stock.

Common Stock

As of April 15, 2021 we had 136,431,700 shares of our common stock, options to acquire 10,226,776 shares of our common stock and warrants to acquire 14,696,869 shares of our common issued and outstanding.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to April 15, 2021, we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a cash or stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our company’s common stock have cumulative voting rights in the election of our directors. The combination of an ownership by a few stockholders of a significant portion of our company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our company’s board of directors or for a third party to obtain control of our company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a  Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters” rights.

Transfer Agent and Registrar

Our independent stock transfer agent is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623).

Item 10 – Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no  such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

The audited financial statements of Enertopia for the two most recent fiscal years ended August 31, 2020 and 2019 and unaudited financial statements of Enertopia for the fiscal six months ended February 28, 2021 2020 have been included in this Prospectus in reliance upon Davidson & Company LLP, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

The law firm of Macdonald Tuskey has rendered a legal opinion regarding the validity of the shares of common stock offered by the Selling Security Holders. It is included at exhibit 5.1 to the registration statement of which this Prospectus is a part.

Item 11 – Information with Respect to Our Company

DESCRIPTION OF BUSINESS

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements.

Overview

Our company was formed on November 24, 2004 under the laws of the State of Nevada and commenced operations at that time.

From inception until April 2010, we were primarily engaged in the acquisition and exploration of natural resource properties. Beginning in April 2010, we began our entry into the renewable energy sector by purchasing an interest in a solar thermal design and installation company. In late summer 2013, we began our entry into medicinal marijuana business.  During our 2014 fiscal year end our activities in the clean energy sector were discontinued. During fiscal 2015 our activities in the Medicinal Marijuana sector were discontinued. During fiscal 2016 our activities in the Women’s personal healthcare sector were discontinued.

The company was actively pursuing business opportunities in the resource sector, as a result of which we signed an agreement for a Lithium Brine Project in May 2016. In May 2017 the company dropped the Lithium Brine Project and subsequently acquired the Clayton Valley, NV Lithium Project announced in August 2017. The company’s main focus is in natural resource sector and existing technologies that can be used for Lithium extraction through brines.

The address of our principal executive office is #18 1873 Spall Rd., Kelowna, British Columbia V1Y 4R2. Our telephone number is (250) 870-2219. Our current location provides adequate office space for our purposes at this stage of our development.

Our company is diverse in its pursuit of business opportunities in the natural resource sector and technology used in the resource sector.

On October 28, 2019, the company signed a letter of intent/ LOI with Eagle Plains Resources Ltd. (“Eagle Plains”). to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the “Pine Channel SK Property”). The terms of the LOI included periodic payments cash payments, exploration expenditures, as well as issuance of common shares of the company. Upon signing the LOI, the company issued 1,000,000 of its common shares to Eagle Plains, valued at $11,489.  On December 13th 2019 the company dropped the LOI with Eagle Plains Resources Ltd.

On February 12th 2020 the company signed a 1% Royalty agreement with respect to any future commercial lithium production from the company’s Clayton Valley, Nevada claims in exchange for $200,000. The company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

Subsequent to year end, On October 29, 2020 the company signed a 1% royalty agreement with respect to any future commercial lithium production from the company’s Clayton Valley, Nevada claims in exchange for $250,000. The company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

Subsequent to year end, on December 14, 2020 the company signed Definitive Agreement to acquire 100% interest in United States Patent and Trademark Office (“USPTO”) patent #6,024,086 - Solar energy collector having oval absorption tubes by issuing 1,000,000 common shares of the company. The company issued 1,000,000 additional common shares in escrow to be released upon the successful approval of patent pending work derived from patent #6,024,086. The Technology is to be adapted to work at our Clayton Valley lithium project. If successful the technology could have several clean energy applications. If successful a joint venture would be formed at a later date to be determined.

Overview of Business over the Last Five Years

On March 9, 2016, we closed a binding Letter of Intent to acquire 100% of an established profitable private nutritional vitamin/supplement company. The private nutritional vitamin/supplement company has been in business for over 5 years showing good positive cash flows.  All products are manufactured by a GMP, NSF, FDA approved manufacturer in the United States.  Enertopia has agreed subject to further due diligence, review of financials and financing to a total amount of $350,000 for the acquisition, with $300,000 due on the signing of the Definitive Purchase Agreement. The agreement was expected to be completed before the end of April of 2016 however the company did not further pursue the acquisition.

On April 21, 2016, Enertopia has signed a binding letter of intent with a to enter into negotiations to effect the optional acquisition of certain placer mining claims (the “Claims”) in Nevada covering approximately 2,560 acres from S P W Inc. S P W Inc. holds the Claims directly (“Underlying Owner”).  Upon the closing date of the transaction (the “Effective Date”) S P W Inc. will have the right to transfer, option, sell or assign the Claims to Enertopia. The Placer mining claims and any underlying agreements will be acquired by Enertopia through a mineral property option agreement, an assignment agreement or an asset acquisition (the “Transaction”).

On May 12, 2016 Enertopia has signed an agreement with a vendor respecting the option to purchase a 100% interest in approximately 2,560 acres of placer mining claims in Churchill, Lander and Nye Counties Nevada, USA. These placer mining claims are subject to a 1.5% NSR from commercial production with the company able to buy back the NSR at the rate of $500,000 per 0.5% NSR.

On August 15, 2016 a binding Letter of Intent was signed with Genesis Water Technologies, Inc. ("GWT") with regard to the acquisition by Enertopia (the "Acquisition") of the exclusive worldwide licensing rights (the "Licensing Rights") of all of the technology used in the process of recovering and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions (the "Technology") and covered under a patent pending (the "Pending Patent").  On August 15, 2016, we issued 250,000 common shares at an exercise price of $0.05 per share as per the binding LOI signed with Genesis Water Technologies Inc.

On August 31, 2016, with the company’s strategic direction mostly being focused on natural resources and technology relating to the resource sector, the health and wellness portion of the business is discontinued.

On December 6, 2016, we signed a Definitive Commercial Agreement with Genesis Water Technologies with regard to the acquisition of exclusive licensing rights of the technology as outlined in the agreement.

On May 5, 2017, the company terminated the Definitive Agreement dated May 12, 2016 with the Vendor on the Nevada Lithium brine properties.

On August 30, 2017 the company announced the Staking of lode and placer claims covering approximately 160 acres for Lithium in Clayton Valley, NV.

On December 15, 2017 we paid Genesis Water Technologies (GWT) $96,465 for the second and final payment for the Second phase of the second bench test and $8,998 for the bill of materials for the bench test.

On July 4, 2018, the company, after receiving 3rd party lab results that reported impurities above allowable limits for battery-grade Li2CO3, provided formal notice of termination to GWT of the commercialization agreement dated December 6, 2016 and as amended on October 9, 2017.

On October 28, 2019, the company signed an LOI with Eagle Plains Resources Ltd. (“Eagle Plains”). to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the “Pine Channel SK Property”). The terms of the LOI included periodic payments cash payments, exploration expenditures, as well as issuance of common shares of the company. Upon signing the LOI, the company issued 1,000,000 of its common shares to Eagle Plains, valued at $11,489.  On December 13th 2019 the company dropped the LOI with Eagle Plains Resources Ltd.

On February 12th 2020 the company signed a 1% Royalty agreement with respect to any future commercial lithium production from the company’s Clayton Valley, Nevada claims in exchange for $200,000. The company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

Business Overview

Our Current Business

We are a development stage company pursuing business opportunities in diverse sectors natural resource and technology used in the resource sector currently specific to the extraction, recovery and concentration of Lithium.

Mineral Property

On August 30, 2017, the company announced the staking of Lode and Placer claims of BLM lands in Esmeralda county Nevada covering approximately 160 Acres subject to adjustment. The company has an 100% interest in the lands and is only responsible for the yearly maintenance fees to the BLM and County due annually every September 1 and November 1, 2020 to keep its 100% interest (total estimated amount of less than $3,000).  During the year ending August 31, 2020, the company paid $2,805 in maintenance fees to BLM and $228 in County fees.  The claims are in good standing until August 31, 2021.  During the year ended August 31, 2020, the company incurred total exploration costs, including, and assaying of $16,732.

Access to the property can be achieved by paved Hwy 265 to Silver Peak, NV or paved Hwy from north of Goldfields, NV. Access is then by graded gravel road. The last 1.8 miles to the property is by trail road using 4x4 vehicle. The property is covered with extensive outcroppings of the Esmeralda Formation. Power transmission line is within ½ mile of the northern property boundary. Water would have to be trucked in or by pipe line if a processing facility was built onsite. Of particular interest is a section of green, volcanoclastic, evaporate-rich mudstone strata known as the Frontera Verde zone that host lithium of potential economic significance. The Frontera Verde Zone is exposed over approximately 100 acres of the northern two thirds of the property, and underlies the rest of the property at shallow depths. Third party drilling adjacent to the west and eastern boundaries of the property supports this analysis. The property is without known reserves and the current work programs are exploratory in nature.

Current exploration is at the grass roots stage with surface sampling and two small 250 pound bulk samples being taken in 2017. The company completed additional laboratory testing of synthetic brines.

During the year ended August 31, 2019, the company received an Area of Disturbance permit from the Bureau of Land Management, Nevada, allowing the company access for a series of diamond drill holes. The diamond drill program was completed in December 2018 and consisted of 5 diamond drill holes totaling approximately 2,000 feet. Four drill holes were for resource definition drilling to allow the company to provide an inaugural 43-101 project wide lithium resource. A fifth diamond drill hole drilled to an estimated depth of approximately 265 feet with the recovered lithium enriched material being used for metallurgical and pH solution testing.

During the year ended August 31, 2020, the company released its inaugural 43-101 Resource on April 2, 2020 this report can be viewed at sedar.ca and at the company’s website enertopia.com.

The company continues with solutions testing, running pre-strip reagent testing to control impurity levels in the Upper Oxide and Reduced drilled horizons, to determine how various pH levels with different reagents impact the impurities in each claystone zone. This will allow the company to see if pre-stripping the impurities prior to making its synthetic brine is a viable option. This appears to be the case as the potential loss of lithium was below the detection limits in all pre-stripping tests, as described below. The company continues to evaluate off the shelf technology to determine the preferred methods for potentially producing commercial products from the processing of synthetic brines.

The latest solutions testing was focused on the upper oxide zone. The sample size of each test was 20g solids with the ratio being 10% solids in the solution. Due to the success in lowering impurities, we believe we should be able to increase the solids ratio, thus increasing the lithium in the solution going forward using standard off the shelf technology.

Table 1 below showcases the low levels of impurities achieved in one of our completed pre-stripping process tests compared to one currently producing Li brine project and one Li brine project currently being evaluated. Reduction of impurities in synthetic brine produced for processing is an essential element of cost reduction.

Lithium Project Comparisons	B mg/l	Ca mg/l	K mg/l	Li mg/l	Mg	Na mg/l	Sr
Enertopia Test Series – CVN	8	700	247	60	881	1,635	40
3rd Party Li Brine Producer	55	213	5,655	230	352	33,000	NA*
3rd Party Li Brine Project	261	5,131	5,131	60	2,574	50,000	791
   Note: Upper Oxide material of 1,158 ppm Li was used as the feed stock. Material was put into solution and agitated for 2 hrs. at 50c.
   NA* data not publicly available.

In connection with the Area of Disturbance permit the company posted a bond of $6,520 to insure completion of future restoration obligations. The bond was released to the company on September 27, 2019 and a refund of $6,476.82 was received by the company.

Property Map:

Esmeralda County Lode and Placer Claims:

Claim Name	Claim Type	BLM Serial #
STEVE 1	PLACER	NMC 1148769
STEVE 2	PLACER	NMC 1148770
STEVE 3	PLACER	NMC 1148771
STEVE 4	PLACER	NMC 1148772
STEVE 5	PLACER	NMC 1148773
STEVE 6	PLACER	NMC 1148774
STEVE 7	PLACER	NMC 1148775
STEVE 8	PLACER	NMC 1148776
DAN 1	LODE	NMC 1148760
DAN 2	LODE	NMC 1148761
DAN 3	LODE	NMC 1148762
DAN 4	LODE	NMC 1148763
DAN 5	LODE	NMC 1148764
DAN 6	LODE	NMC 1148765
DAN 7	LODE	NMC 1148766
DAN 8	LODE	NMC 1148767
DAN 9	LODE	NMC 1148768

LITHIUM TECHNOLOGY

On August 15, 2016, a binding Letter of Intent (“LOI’) was signed by Enertopia and Genesis Water Technologies, Inc. ("GWT") with regard to the acquisition by Enertopia of the exclusive worldwide licensing rights (the "Licensing Rights") by Enertopia of all of the technology used in the process of recovering and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions.

Upon the execution of this LOI, Enertopia issued 250,000 common shares valued at $12,500 to GWT.

On December 6, 2016, and amended on October 9, 2017, Enertopia and GWT signed a Definitive Commercial Agreement with regard to the acquisition by Enertopia of the exclusive licensing rights in the United States of America, Argentina, Bolivia and Chile of all of the technology used in the process of recovering and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions.

On July 4, 2018, the company provided GWT with a formal notice of termination of the commercialization agreement.  Following termination, the company has no further obligations with respect to the commercialization agreement.  As a result, for the year ended August 31, 2018, the company wrote off capitalized costs of $12,500.

As noted above, the company continues to test and concentrate on using off-the-shelf technology under the potential low capex scenario.

Summary

The continuation of our business is dependent upon obtaining further financing, a successful program of development, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations. There is significant uncertainty as to whether we can obtain additional financing.

Competition

There is strong competition relating to all aspects of the resource sector. We will actively compete for capital, skilled personnel, and in all other aspects of its operations with a substantial number of other organizations, many of which have greater technical and financial resources than our company. We will actively compete on projects and opportunities, and will constantly be facing competition by both smaller and larger companies in all geographical segments of the market.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in United States and Canada, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States and Canada. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

Employees

We currently have no employees other than our sole director and officer, Robert McAllister. We primarily use the services of sub-contractors and consultants for certain aspects of our business operations.

We entered into a consulting agreement with Mr. Robert McAllister on December 1, 2007. During the term of this agreement, Mr. McAllister is to provide corporate administration and consulting services, such duties and responsibilities to include provision of industry consulting services, strategic corporate and financial planning, management of the overall business operations of the company, and supervising office staff and consultants. Mr. McAllister's consulting fees amounts to $3,500 plus GST per month. On July 31, 2017 Mr. McAllister agreed to be interim CFO until such time as a replacement could be sourced. Mr. McAllister voluntarily suspended and terminated accrual of these consulting fees commencing on December 1, 2019 and continuing until such time as the company's financial condition permits a resumption of such cost.

We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we successfully initiate any material new clean energy contracts we may retain additional employees.

Research and Development

We have incurred $16,692 in research and development expenditures over the two fiscal years ended August 30, 2020

DESCRIPTION OF PROPERTIES

Executive Offices

The address of our principal executive office is #18 1873 Spall Road, Kelowna, British Columbia V1Y 4R2. This space is leased at $1,055 per month. Our main telephone number is (250) 870.2219. Our current locations provide adequate office space for our purposes at this stage of our development.

For a description of our mineral property, see: “Item 11 – Information with Respect to Our Company – Business Overview – Mineral Property”.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our Company.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are quoted on the OTCQB under the symbol “ENRT”. The following quotations, obtained from Yahoo Finance, reflect the high and low bids for our common shares based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended (1)	High	Low
February 2021	$0.29	$0.03
November 2020	$0.06	$0.03
August 2020	$0.018	$0.009
May 2020	$0.029	$0.005
February 2020	$0.063	$0.002
November 2019	$0.013	$0.005
August 2019	$0.017	$0.009
May 2019	$0.035	$0.011
February 2019	$0.033	$0.017

NOTES:

(1) The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

On April 15, 2021, the last closing price for one share of our common stock as reported by the OTCQB was $0.138. This closing price reflects an inter-dealer price, without retail mark-up, mark-down or commission, and may not represent an actual transaction.

Our common shares are issued in registered form. Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623) is the registrar agent., is the transfer agent for our common shares.

Dividend Policy

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Equity Compensation Plan Information

We have no long-term incentive plans other than the stock option plan described below:

2007 Equity Compensation Plan

On April 25, 2007, our shareholders approved and adopted the 2007 equity incentive plan. The purpose of the Plan is to secure for our company and our shareholders the benefits of incentive inherent in share ownership by the directors and employees of our company and our Affiliates who, in the judgment of our board, will be largely responsible for our company’s future growth and success. It is generally recognized that equity incentive plans of the nature provided for herein aid in retaining and encouraging directors and employees of exceptional ability because of the opportunity offered them to acquire a proprietary interest in our company.

The maximum number of Options available under the Plan, are for the issuance of up to 1,000,000 shares of common stock of our company.

On December 14, 2007, we granted 892,500 post share-consolidation stock options to directors, officers, and consultants of our company exercisable at a price of $0.70 per share for a period of 5 years. On October 22, 2009, we modified the exercise price of these stock options to $0.20 per share. The vesting dates of the options are as below:

Vesting Dates	Percentage of options granted
December 14, 2007	25%
December 14, 2008	25%
December 14, 2009	25%
December 14, 2010	25%

On October 22, 2009, we granted an additional 500,000 stock options to our directors and consultants. The exercise price of the stock options is $0.10 per share, which are vested immediately and expire October 22, 2014. This plan was rolled into the 2011 Stock Option Plan as approved by our shareholders on April 14, 2011.

2010 Equity Compensation Plan

On February 5, 2010, our shareholders approved and adopted the 2010 equity incentive plan. The purpose of the 2010 Plan is to enhance the long-term stockholder value of our company by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in our company in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

Options that are eligible for grant under the 2010 Plan to Participants include: (a) incentive stock options, whereby we will grant options to purchase shares of our common stock to Participants with the intention that the options qualify as “incentive stock options” as that term is defined in Section 422 of the Internal Revenue Code; (b) non-incentive stock options, whereby we will grant options to purchase shares of our common stock to Participants that do not qualify as “incentive stock options” under the Internal Revenue Code; (c) stock appreciation rights; and (d) restricted shares. The 2010 Plan provides that a maximum of Two Million (2,000,000) shares of common stock are available for granting of awards under the 2010 Plan.

This plan was rolled into the 2011 Stock Option Plan as approved by our shareholders on April 14, 2011.

2011 Stock Option Plan

On April 14, 2011, our shareholders approved and adopted at the Annual General Meeting to roll our 2007 Equity compensation plan and our 2010 Equity Compensation Plan into a new 2011 Stock Option Plan. The purpose of this Plan is to advance the interests of our company, through the grant of Options, by providing an incentive mechanism to foster the interest of eligible persons in the success of our company and our affiliates; encouraging eligible persons to remain with our company or our affiliates; and attracting new directors, officers, employees and consultants.

This Plan shall be administered by our board. Subject to the provisions of this Plan, our board shall have the authority: to determine the Eligible Persons to whom Options are granted, to grant such Options, and to determine any terms and conditions, limitations and restrictions in respect of any particular Option grant, including but not limited to the nature and duration of the restrictions, if any, to be imposed upon the acquisition, sale or other disposition of shares of common stock acquired upon exercise of the Option, and the nature of the events and the duration of the period, if any, in which any Participant’s rights in respect of an Option or shares of common stock acquired upon exercise of an Option may be forfeited; to interpret the terms of this Plan, to make all such determinations and take all such other actions in connection with the implementation, operation and administration of this Plan, and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan, as it shall from time to time deem advisable, including without limitation for the purpose of ensuring compliance with Section legislation hereof. Our board’s interpretations, determinations, guidelines, rules and regulations shall be conclusive and binding upon our company, Eligible Persons, Participants and all other persons.

The aggregate number of Common Shares that may be reserved, allotted and issued pursuant to Options shall not exceed 4,720,348 shares of common stock, less the aggregate number of shares of common stock then reserved for issuance pursuant to any other share compensation arrangement. For greater certainty, if an Option is surrendered, terminated or expires without being exercised, the Common Shares reserved for issuance pursuant to such Option shall be available for new Options granted under this Plan.

2014 Stock Option Plan

On July 15, 2014, the shareholders approved and adopted at the Annual General Meeting the company’s 2014 Stock Option Plan. The purpose of these Plan is to advance the interests of the Corporation, through the grant of Options, by providing an incentive mechanism to foster the interest of eligible persons in the success of the Corporation and its affiliates; encouraging eligible persons to remain with the Corporation or its affiliates; and attracting new Directors, Officers, Employees and Consultants.

This Plan shall be administered by our board. Subject to the provisions of this Plan, our board shall have the authority: to determine the Eligible Persons to whom Options are granted, to grant such Options, and to determine any terms and conditions, limitations and restrictions in respect of any particular Option grant, including but not limited to the nature and duration of the restrictions, if any, to be imposed upon the acquisition, sale or other disposition of shares of common stock acquired upon exercise of the Option, and the nature of the events and the duration of the period, if any, in which any Participant's rights in respect of an Option or shares of common stock acquired upon exercise of an Option may be forfeited; to interpret the terms of this Plan, to make all such determinations and take all such other actions in connection with the implementation, operation and administration of this Plan, and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan, as it shall from time to time deem advisable, including without limitation for the purpose of ensuring compliance with Section legislation hereof. Our board's interpretations, determinations, guidelines, rules and regulations shall be conclusive and binding upon our company, Eligible Persons, Participants and all other persons.

The aggregate number of Common Shares that may be reserved, allotted and issued pursuant to Options shall not exceed 17,400,000 shares of common stock, less the aggregate number of shares of common stock then reserved for issuance pursuant to any other share compensation arrangement. For greater certainty, if an Option is surrendered, terminated or expires without being exercised, the Common Shares reserved for issuance pursuant to such Option shall be available for new Options granted under this Plan.

The Board may amend, subject to the approval of any regulatory authority whose approval is required, suspend or terminate this Plan or any portion thereof. No such amendment, suspension or termination shall alter or impair any outstanding unexercised Options or any rights without the consent of such Participant. If this Plan is suspended or terminated, the provisions of this Plan and any administrative guidelines, rules and regulations relating to this Plan shall continue in effect for the duration of such time as any Option remains outstanding.

As at the date of the annual report, there was nil stock options exercised except for those disclosed in the regulatory filings and in the notes to the financial statements.

Equity Compensation Plan Information
Plan category Equity compensation plans approved by Security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2014 Stock Option Plan approved by security holders	9,320,000	$0.06	8,080,000

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during our fiscal year ended August 31, 2020.

FINANCIAL STATEMENTS

This Prospectus includes the following financial statements:

 Unaudited interim consolidated financial statements for the six months ended February 28, 2021; and

 Audited financial statements of our company for fiscal years ended August 31, 2020 and 2019.

Our financial statements are prepared in accordance with United States generally accepted accounting principles and are stated in United States Dollars ($). The financial statements appear beginning on page F-1.

Item 1: Financial Statements.

Our unaudited condensed financial statements for the six month period ended February 28, 2021 form part of this quarterly report.  They are stated in United States Dollars (US$) and are prepared in accordance with United States generally accepted accounting principles.

ENERTOPIA CORP.
UNAUDITED CONDENSED INTERIM BALANCE SHEETS
(Expressed in U.S. Dollars)

	February 28	August 31
	2021	2020
ASSETS
Current
Cash and cash equivalents	$416,246	$45,528
Marketable securities (Note 4)	43,200	24,354
Accounts receivable	1,025	1,508
Prepaid expenses and deposit	53,754	14,824
Total current assets	514,225	86,214

Non-Current
Patents (Note 6)	69,000	-
Total Assets	$583,225	$86,214

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current
Accounts payable	$274,510	$290,336
Due to related parties (Note 7)	159,959	188,834
Total Current Liabilities	434,469	479,170

STOCKHOLDERS' EQUITY

Share capital (Note 8)
Authorized:
200,000,000 common shares with a par value of $0.001 per share
Issued and outstanding:
136,231,700 common shares at February 28, 2021 and August 31,2020: 128,471,700	494,346	128,473
Additional paid-in capital (Note 9)	14,007,059	13,758,598
Deficit accumulated during the exploration stage	(14,352,649)	(14,280,027)
Total Stockholders' Equity	148,756	(392,956)
Total Liabilities and Stockholders' Equity	$583,225	$86,214

Commitments (Note 10)
Subsequent Events (Note 12)

The accompanying notes are an integral part of these unaudited condensed interim financial statements

ENERTOPIA CORP.
CONDENSED INTERIM STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
(Expressed in U.S. Dollars)

	COMMON STOCK		ADDITIONAL		TOTAL
			PAID-IN	DEFICIT	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	ACCUMULATED	EQUITY
Balance, August 31, 2019	127,471,700	$127,473	$13,730,801	$(14,314,159)	$(455,885)

Shares issued for LOI	1,000,000	1,000	10,489	-	11,489

Comprehensive loss	-	-	-	(49,607)	(49,607)

Balance, November 30, 2019	128,471,700	128,473	13,741,290	(14,363,766)	(494,003)

Stock options granted			17,308		17,308

Comprehensive Income (loss)	-	-	-	145,785	145,785

Balance, February 29, 2020	128,471,700	128,473	13,758,598	(14,217,981)	(330,910)

Comprehensive loss	-	-	-	(30,797)	(30,797)

Balance, May 31, 2020	128,471,700	128,473	13,758,598	(14,248,778)	(361,707)

Comprehensive loss	-	-	-	(31,249)	(31,249)

Balance, August 31, 2020	128,471,700	128,473	13,758,598	(14,280,027)	(392,956)

Stock options granted	-	-	15,450	-	15,450

Comprehensive income (loss)	-	-	-	222,603	222,603

Balance, November 30, 2020	128,471,700	128,473	13,774,048	(14,057,424)	(154,903)

Shares issued for patent	2,000,000	69,000	-	-	69,000
Private placement	3,000,000	159,009	20,991	-	180,000
Stock options granted	-	-	273,236	-	273,236
Stock options exercised	2,720,000	135,609	(60,561)	-	75,048
Warrants exercised	40,000	2,256	(656)	-	1,600
Comprehensive loss	-	-	-	(295,225)	(295,225)

Balance, February 28, 2021	136,231,700	494,346	14,007,059	(14,352,649)	148,756

The accompanying notes are an integral part of these unaudited condensed interim financial statements

ENERTOPIA CORP.
CONDENSED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)
(Expressed in U.S. Dollars)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	February 28	February 29	February 28	February 29
	2021	2020	2021	2020
Expenses

Accounting and audit	$11,026	$15,476	$16,261	$21,825
Bank charges and interest expense	329	517	554	1,062
Consulting (Note 7)	10,500	-	13,500	10,500
Mineral exploration costs	3,540	1,047	4,913	13,625
Fees and dues	7,122	10,029	13,938	15,739
Insurance	-	-	-	3,605
Investor relations	11,427	5,754	15,674	11,489
Legal and professional	7,252	5,020	11,165	7,410
Office and miscellaneous	289	9	1,297	136
Research and development	1,349	-	3,333	494
Rent	1,722	489	1,722	1,963
Stock based compensation (Note 9)	273,236	17,308	288,686	17,308

Total expenses	327,792	55,649	371,043	105,156

Loss for the period before other items	(327,792)	(55,649)	(371,043)	(105,156)

Other income (expense)
Foreign exchange gain (loss)	(1,040)	1,434	(2,330)	1,334
Unrealized gain on marketable securities (Note 4)	11,997	-	28,247	-
Gain on disposal of marketable securities (Note 4)	21,610	-	22,504	-
Income from royalty grant (Note 5)	-	200,000	250,000	200,000

Net Income (loss) and comprehensive Income (loss) for the period	$(295,225)	$145,785	$(72,622)	$96,178

Basic earnings (loss) per share	$(0.00)	$0.00	$(0.00)	$0.00
Diluted earnings (loss) per share	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average number of common shares outstanding – basic	132,405,922	128,471,700	130,427,943	128,153,019
Weighted average number of common shares outstanding – diluted	132,405,922	128,471,700	130,427,943	128,153,019

The accompanying notes are an integral part of these unaudited condensed interim financial statements

ENERTOPIA CORP.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)
(Expressed in U.S. Dollars)

	SIX MONTHS ENDED
	February 28	February 29
	2021	2020
Cash flows used in operating activities

Net Income (loss)	$(72,622)	$96,178
Changes to reconcile net loss to net cash used in operating activities
Shares issued for exploration cost	-	11,489
Stock based compensation	288,686	17,308
Income from Royalty grant	(250,000)	(200,000)
Unrealized gain on marketable securities	(28,247)	-
Gain on disposal of marketable securities	(22,504)	-
Interest on loan payable	-	699
Change in non-cash working capital items:
Accounts receivable	483	5,626
Prepaid expenses and deposit	(38,930)	11,474
Accounts payable and accrued liabilities	(15,826)	(6,656)
Due to related parties	(28,875)	2,169
Net cash (used in) operating activities	(167,835)	(61,713)

Cash flows from Investing activities
Proceeds from disposal of marketable securities	31,905	-
Proceeds from royalty grant	250,000	200,000
Net cash from investing activities	281,905	200,000

Cash flows from (used in) Financing activities
Net proceeds from options exercised	75,048	-
Net proceeds from warrants exercised	1,600	-
Net proceeds from subscriptions received	180,000	-
Repayment of loan from related party	-	(15,968)
Net cash from (used in) Financing activities	256,648	(15,968)

Increase (Decrease) in cash and cash equivalents	370,718	122,319
Cash and cash equivalents, beginning of period	45,528	9,758
Cash and cash equivalents, end of period	$416,246	$132,077

Supplemental information of cash flows
Interest paid in cash	$-	$699
Income taxes paid in cash	$-	$-

The accompanying notes are an integral part of these unaudited condensed interim financial statements

ENERTOPIA CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)
February 28, 2021

(Expressed in U.S. Dollars)

1. ORGANIZATION

The unaudited condensed interim financial statements for the period ended February 28, 2021 included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed interim financial statements should be read in conjunction with the August 31, 2020 audited annual financial statements and notes thereto.

The Company was formed on November 24, 2004 under the laws of the State of Nevada and commenced operations on November 24, 2004. The Company was an independent natural resource company engaged in the exploration, development and acquisition of natural resources in the United States and Canada.  In the fiscal year 2010, the Company shifted its strategic plan from its non-renewal energy operations to its planned renewal energy operations and natural resource acquisition and development. In late summer of 2013, the Company had another business sector in alternative health and wellness. During spring of 2016, the Company shifted its strategic plan to natural resource acquisitions and Lithium brine extraction technology. The Company office is located in Kelowna, B.C., Canada.

2. GOING CONCERN UNCERTAINTY

The accompanying unaudited condensed interim financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. The Company incurred net cash outflows from operating activities of $167,835 for the six months ended February 28, 2021 ($61,713 for the six months ended February 29, 2020) and as at February 28, 2021 has incurred cumulative losses of $14,352,649 that raises substantial doubt about its ability to continue as a going concern.  Management has been able, thus far, to finance the operations through equity financing and cash on hand.  There is no assurance that the Company will be able to continue to finance the Company on this basis.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, to receive the continued support of the Company’s shareholders, and ultimately to obtain successful operations. There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations. There is significant uncertainty as to whether we can obtain additional financing. These unaudited condensed interim financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying unaudited condensed interim financial statements.

Since March 2020, several measures have been implemented in Canada, the United States, and the rest of the world in response to the increased impact from the novel coronavirus (“COVID-19”). While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impact on our business operations cannot be reasonably estimated at this time. We anticipate this could have an adverse impact on our exploration plans, results of operations, financial position and cash flows.

3. SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 10 of SEC Regulation S-X. They do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended August 31, 2020.

b) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates, judgments, and assumptions, including those related to stock based compensation (expense and liability). Our estimates, judgments, and assumptions are based on historical experience, future expectations, and other factors which we believe to be reasonable. Actual results could differ from those estimates and assumptions.

4. MARKETABLE SECURITIES

Marketable securities consist of the Company’s investment in units of Grayscale Bitcoin Trust. As at February 28, 2021, the movement in the Company’s marketable securities is as follows:

Balance, August 31, 2019	-
Additions – cost	21,153
Unrealized gain	3,201
Balance, August 31, 2020	24,354
Proceeds from disposals	(31,905)
Gain on disposals	22,504
Unrealized gain	28,247
Balance, February 28, 2021	43,200

5. MINERAL PROPERTY

During the year ended August 30, 2017 the Company staked lode and placer claims on BLM lands in Esmerelda county Nevada covering approximately 160 Acres subject to adjustment. The Company has a 100% interest in the lands and is only responsible for the yearly maintenance fees to keep its 100% interest. The claims are in good standing until August 31, 2021.

On October 28, 2019, the Company signed an LOI with Eagle Plains Resources Ltd. (“Eagle Plains”) to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the “Pine Channel SK Property”). The terms of the LOI included periodic payments cash payments, exploration expenditures, as well as issuance of common shares of the Company. Upon signing the LOI, the Company issued 1,000,000 of its common shares to Eagle Plains, valued at $11,489. The Company dropped the LOI on Dec 13th, 2019 and has no further related commitments.

On February 11, 2020, the Company signed a 1% Royalty agreement with respect to any future commercial lithium production from the Company’s Clayton Valley, Nevada claims in exchange for $200,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

On October 29, 2020, the Company signed a 1% Royalty agreement with respect to any future commercial lithium production from the Company’s Clayton Valley, Nevada claims in exchange for $250,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

6. PATENTS

On December 14, 2020 the Company signed Definitive Agreement to acquire 100% interest in United States Patent and Trademark Office (“USPTO”) patent #6,024,086 - Solar energy collector having oval absorption tubes by issuing 1,000,000 common shares of the Company. The Company issued 1,000,000 additional common shares in escrow to be released upon the successful approval of patent pending work derived from patent #6,024,086. The shares were issued at a price of $0.0345 resulting in a purchase price of $69,000.

7. RELATED PARTIES TRANSACTION

For the six month period ended February 28, 2021, the Company was party to the following related party transactions:

  The Company incurred $Nil (February 29, 2020: $10,500) to the President of the Company in consulting fees.

  During the six months ended February 28, 2021, the Company repaid $28,875 of amounts outstanding resulting in accounts payable to the President of the Company of $159,959 as at February 28, 2021 (August 31, 2020: $188,834).

  On December 14, 2020 the Company issued 500,000 stock options valued at $10,917 to the President of the Company (Note 9).

The related party transactions are recorded at the exchange amount established and agreed to between the related parties.

8. COMMON STOCK

On October 28, 2019 the Company issued 1,000,000 shares to Eagle Plains Resources Ltd. upon entering LOI (Note 5).

On December 14, 2020 the Company issued 1,000,000 common shares and an additional 1,000,000 common shares in escrow in connection with the signed Definitive Agreement (Note 6).

On January 14, 2021 the Company closed the final tranche of a private placement of 3,000,000 units at a price of $0.06 per unit for gross proceeds of $180,000. Each unit consists of one common share of the Company and one half (0.5) of a non-transferable share purchase warrant, each warrant entitling the holder to purchase one additional common share of the Company for a period of 12 months from the date of issuance at a purchase price of $0.09.

During the six months ended February 28, 2021 the Company also issued 2,720,000 common shares as a result of the exercise of stock options and 40,000 common shares as a result of the exercise of warrants (Note 9).

As at February 28, 2021 and August 31, 2020 the Company had 136,231,700 (August 31, 2020: 128,471,700) shares issued and outstanding.

9. STOCK OPTIONS AND WARRANTS

Stock Options

On July 15, 2014, the shareholders approved and adopted at the Annual General Meeting the Company’s 2014 Stock Option Plan.  On April 14, 2011, the shareholders approved and adopted at the Annual General Meeting to consolidate the Company’s 2007 Equity compensation plan and the Company’s 2010 Equity Compensation Plan into a new Company 2011 Stock Option Plan.  The purpose of these Plans is to advance the interests of the Corporation, through the grant of Options, by providing an incentive mechanism to foster the interest of eligible persons in the success of the Corporation and its affiliates; encouraging eligible persons to remain with the Corporation or its affiliates; and attracting new Directors, Officers, Employees and Consultants.

On November 12, 2020, the Company issued 500,000 stock options to one of the consultants of the Company with an exercise price of $0.05 vested immediately, expiring November 12, 2025.

On December 14, 2020, the Company issued 2,100,000 stock options to consultants and officers of the Company with an exercise price of $0.05 vested immediately, expiring December 14, 2025.

On January 28, 2021, the Company issued 2,000,000 stock options to one of the consultants of the Company with an exercise price of $0.14 vested immediately, expiring January 28, 2026.

On February 4, 2021, the Company issued 100,000 stock options to one of the consultants of the Company with an exercise price of $0.18 vested immediately, expiring February 4, 2026.

On February 5, 2021, the Company issued 300,000 stock options to three of the consultants of the Company with an exercise price of $0.18 vested immediately, expiring February 5, 2026.

The fair value of the options granted was estimated on the date of the grant using the Black-Scholes options pricing model, with the following weighted average assumptions:

Expected dividend yield	0.00%
Expected stock volatility	98%
Risk-free interest rate	0.40%
Expected life of options (years)	5.00
Expected forfeiture rate	0.00%
Grant date fair value per option	$0.06

During the six month period ended February 28, 2021, the Company recorded $288,686 (February 29, 2020 – $17,308) as stock based compensation expenses. In addition, the Company issued 2,720,000 (February 29, 2020: Nil) common shares of the Company as a result of exercised stock options for gross proceeds of $75,048 and a total of 1,100,000 stock options expired without being exercised (February 29, 2020: 1,000,000).

A summary of the changes in stock options for the six months ended February 28, 2021 is presented below:

		Options Outstanding
		Weighted Average
	Number of Shares	Exercise Price
Balance, August 31, 2019	8,320,000	$0.07
Issued	2,000,000	0.02
Expired	(1,000,000)	0.10
Balance, August 31, 2020	9,320,000	$0.06
Issued	5,000,000	0.10
Expired	(1,100,000)	0.05
Exercised	(2,993,224)	0.04
Balance, February 28, 2021	10,226,776	$0.08

The Company has the following options outstanding and exercisable:

February 28, 2021

Issue Date	Expiry Date	Exercise Price	Number of Options	Remaining Life
September 19, 2016	September 19, 2021	0.07	700,000*	0.56 years
January 20, 2017	January 20, 2022	0.07	1,200,000*	0.89 years
January 31, 2017	January 31, 2022	0.07	1,250,000*	0.92 years
May 2, 2017	May 2, 2022	0.10	500,000*	1.17 years
October 27, 2017	October 27, 2022	0.05	800,000*	1.66 years
May 11, 2018	May 11, 2023	0.06	500,000*	2.20 years
May 22, 2018	May 22, 2023	0.07	550,000*	2.23 years
February 25, 2020	February 25, 2022	0.02	226,776*	0.99 years
December 14, 2020	December 14, 2025	0.05	2,100,000*	4.79 years
January 28, 2021	January 28, 2026	0.14	2,000,000*	4.92 years
February 4, 2021	February 4, 2026	0.18	100,000	4.94 years
February 5, 2021	February 5, 2026	0.18	300,000	4.94 years

		0.08	10,226,776	2.52 years

*As at February 28, 2021 the market price of the Company’s common shares was $0.1426 per share. A total of 9,826,776 incentive stock options were in the money with an intrinsic value of $882,363.

August 31, 2020

Issue Date	Expiry Date	Exercise Price	Number of Options	Remaining Life
October 23, 2015	October 23, 2020	0.05	1,100,000	0.15 years
September 19, 2016	September 19, 2021	0.07	800,000	1.05 years
January 20, 2017	January 20, 2022	0.07	1,535,000	1.39 years
January 31, 2017	January 31, 2022	0.07	1,500,000	1.42 years
May 2, 2017	May 2, 2022	0.10	500,000	1.67 years
October 27, 2017	October 27, 2022	0.05	800,000	2.16 years
May 11, 2018	May 11, 2023	0.06	535,000	2.70 years
May 22, 2018	May 22, 2023	0.07	550,000	2.73 years
February 25, 2020	February 25, 2022	0.02	2,000,000	1.49 years

		0.06	9,320,000	1.48 years

Warrants

During the period ended February 28, 2021 the Company issued 1,500,000 warrants attached to units in a private placement, see Note 8.

A summary of warrants as at February 28, 2021 and August 31, 2020 is as follows:

		Weighted Average
	Number of warrants	Exercise Price
Balance, August 31, 2019	26,141,459	$0.06
Expired	(12,904,590)	0.07
Balance, August 31, 2020	13,236,869	$0.06
Issued	1,500,000	0.09
Exercised	(40,000)	0.04
Balance, February 28, 2021	14,696,869	$0.05

The Company has the following warrants outstanding:

February 28, 2021

Issue Date	Expiry Date	Exercise Price	Number of Warrants*
August 31, 2018	August 31, 2021	0.05	4,800,000
September 21, 2018	September 21, 2021	0.05	2,427,500
March 27, 2019	March 27, 2023	0.04	5,969,369
January 14, 2021	January 14, 2022	0.09	1,500,000

		0.05	14,696,869

*Each warrant entitles a holder to purchase one common share.

August 31, 2020

Issue Date	Expiry Date	Exercise Price	Number of Warrants*
August 31, 2018	August 31, 2021	0.05	4,800,000
September 21, 2018	September 21, 2021	0.05	2,427,500
March 27, 2019	March 27, 2023	0.04	6,009,369

		0.05	13,326,869

10. COMMITMENTS

The Company has a consulting agreement with the President of the Company for corporate administration and consulting services for $3,500 per month plus goods and services tax (“GST”) on a continuing basis. The President voluntarily suspended and terminated accrual of these consulting fees commencing on December 1, 2019 and continuing until such time as the Company’s financial condition permits a resumption of such cost.

11. SEGMENTED INFORMATION

As at February 28, 2021 and August 31, 2020, the Company is operating its business in one reportable segment: natural resource acquisitions.  All of the Company’s material long-lived assets are located in the United States.

12. SUBSEQUENT EVENTS

During March 2021, the Company issued 200,000 common shares as a result of the exercise of 200,000 stock options exercised at $0.07 per common share.

(a) Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This quarterly report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our unaudited condensed financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our unaudited condensed financial statements and the related notes that appear elsewhere in this quarterly report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this quarterly report, particularly in the section entitled "Risk Factors" of this quarterly report.

In this quarterly report, unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to "CDN$" refer to Canadian dollars and all references to "common shares" refer to the common shares in our capital stock.

As used in this quarterly report, the terms "we", "us", "our" and "Company" mean Company and/or our subsidiaries, unless otherwise indicated.

Overview

Enertopia Corp. was formed on November 24, 2004 under the laws of the State of Nevada and commenced operations on November 24, 2004.

From inception until April 2010, we were primarily engaged in the acquisition and exploration of natural resource properties. Beginning in April 2010, we began our entry into the renewable energy sector by purchasing an interest in a solar thermal design and installation company. In late summer 2013, we began our entry into medicinal marijuana business.  During our 2014 fiscal year end our activities in the clean energy sector were discontinued. During fiscal 2015 our activities in the Medicinal Marijuana sector were discontinued. During fiscal 2016 our activities in the Women’s personal healthcare sector were discontinued.

The Company is actively pursuing business opportunities in the resource sector, whereby we signed a definitive agreement for a Lithium Brine Project in May 2016. In May 2017 the Company dropped the Lithium Brine Project and subsequently acquired the Clayton Valley, NV Lithium Project announced in August 2017.  The Company’s main focus is in natural resource sector.

The address of our principal executive office is #18 1873 Spall Road, Kelowna, British Columbia V1Y 4R2. Our telephone number is (250) 870-2219. Our current location provide adequate office space for our purposes at this stage of our development.

Due to the implementation of British Columbia Instrument 51-509 on September 30, 2008 by the British Columbia Securities Commission, we have been deemed to be a British Columbia based reporting issuer.  As such, we are required to file certain information and documents at www.sedar.com.

Summary of Recent Business

On October 28, 2019, the Company signed an LOI with Eagle Plains Resources Ltd. ("Eagle Plains"). to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the "Pine Channel SK Property"). The terms of the LOI are as follows:

To earn a 60% interest in the Pine Channel SK Property, Enertopia or its assigns will commit to making total exploration expenditures on the property of CAD $2,000,000 over a 4 year period according to the following schedule:

CAD $100,000 on or before December 31, 2020

CAD $300,000 on or before December 3, 2021

CAD $600,000 on or before December 31, 2022

CAD $1,000,000 on or before December 31, 2023

Enertopia or its assigns would pay a total cash consideration of CAD $150,000 according to the following schedule:

CAD $15,000 on signing Definitive Agreement.

CAD $25,000 on or before December 31st, 2020

CAD $35,000 on or before December 31st, 2021

CAD $75,000 on or before December 31st, 2022

And issued 1,000,000 of our common shares to Eagle Plains Ltd.

On December 13th 2019 the Company dropped the Pine Channel LOI.

On December 31st 2019 the Company dropped its Canadian Securities Listing (CSE).

On December 31st 2019 the Company accepted the resignation of directors Kristian Ross and Kevin Brown.

On February 12th 2020 the Company signed a 1% Royalty agreement with respect to any future commercial lithium production from the Company’s Clayton Valley, Nevada claims in exchange for $200,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

On February 25th 2020 the Company signed Mark Snyder to a one year Technology Advisory Board. Monthly contract rate of $1,000 per month and the issuance of 2,000,000 stock options valid for two years at a strike price of $0.02 per share.

On October 29, 2020 the Company signed a 1% royalty agreement with respect to any future commercial lithium production from the Company’s Clayton Valley, Nevada claims in exchange for $250,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

On November 12, 2020 the Company signed Flathead Business Solutions to a 12 month contract for $12,000 and the issuance of 500,000 stock options valid for 5 years at $0.05 cents each.

On December 14, 2020 the Company signed Definitive Agreement to acquire 100% interest in United States Patent and Trademark Office (“USPTO”) patent #6,024,086 - Solar energy collector having oval absorption tubes by issuing 1,000,000 common shares of the Company. The Company issued 1,000,000 additional common shares in escrow to be released upon the successful approval of patent pending work derived from patent #6,024,086.

On December 14, 2020 the Company signed Rodney Blake to a 12 month contract for the issuance of 100,000 stock options valid for 5 years at $0.05 cents each.

On December 14, 2020 the Company signed Albert Clark Rich to a 12 month contract for the issuance of 500,000 stock options valid for 5 years at $0.05 cents each.

On January 28, 2021 the Company signed Mark Snyder to a 12 month contract for $30,000 and the issuance of 2,000,000 stock options valid for 5 years at $0.14 cents each.

On February 4, 2021 the Company signed Barry Brooks to a 12 month contract for the issuance of 100,000 stock options valid for 5 years each at $0.18 cents each.

On February 5, 2021 the Company signed Paul Sandler to a 12 month contract for the issuance of 100,000 stock options valid for 5 years each at $0.18 cents each.

On February 5, 2021 the Company signed Bruce Shellinger to a 12 month contract for the issuance of 100,000 stock options valid for 5 years each at $0.18 cents each.

On February 5, 2021 the Company signed Richard Smith to a 12 month contract for the issuance of 100,000 stock options valid for 5 years each at $0.18 cents each.

Chronological Overview of our Business over the Last Five Years

On October 23, 2015, the Company’s Board has appointed Kevin Brown as a Director of the Company and Victor Lebouthillier as an advisor to the Board of Directors.

On October 23, 2015, the Board of Directors accepted the resignation of Donald Findlay as Director of the Company.

On October 23, 2015, we granted 1,850,000 stock options to Directors, Executives and Consultants of the Company.  The exercise price of the stock options is $0.05, vested immediately, expiring October 23, 2020.

On December 16, 2015, extended two classes of warrants by two years with all other terms and conditions remaining the same. We approved the expiry extension from January 31, 2016 till January 31, 2018 on 2,167,160 warrants that remain outstanding from the non-brokered private placement that closed on January 31, 2014. The Company approved the expiry extension from February 13, 2016 till February 13, 2018 on 7,227,340 warrants that remain outstanding from the non-brokered private placement that closed on February 13, 2014.

On February 4, 2016, the Company’s Board has appointed Olivier Vincent as an Advisor the Board of Directors and a consultant for a term of one year and granted 100,000 stock options to Olivier Vincent.  The exercise price of the stock options is $0.05, vested immediately, expiring February 4, 2021.  We issued 100,000 common shares at a price of $0.05 per share on exercise of these options.

On March 9, 2016, we closed a binding Letter of Intent to acquire 100% of an established profitable private nutritional vitamin/supplement company. The private nutritional vitamin/supplement company has been in business for over 5 years showing good positive cash flows.  All products are manufactured by a GMP, NSF, FDA approved manufacturer in the United States.  Enertopia has agreed subject to further due diligence, review of financials and financing to a total amount of $350,000 for the acquisition, with $300,000 due on the signing of the Definitive Purchase Agreement. The Definitive Purchase Agreement is expected to be completed before the end of April. The Company did not further pursue this.

On April 21, 2016, Enertopia has signed a binding letter of intent with a to enter into negotiations to effect the optional acquisition of certain placer mining claims (the “Claims”) in Nevada covering approximately 2,560 acres from S P W Inc. S P W Inc. holds the Claims directly (“Underlying Owner”).  Upon the closing date of the transaction (the “Effective Date”) S P W Inc. will have the right to transfer, option, sell or assign the Claims to Enertopia. The Placer mining claims and any underlying agreements will be acquired by Enertopia through a mineral property option agreement, an assignment agreement or an asset acquisition (the “Transaction”).

On May 12, 2016 Enertopia has signed the Definitive Agreement with the Vendor respecting the option to purchase a 100% interest in approximately 2,560 acres of placer mining claims in Churchill, Lander and Nye Counties Nevada, USA. These placer mining claims are subject to a 1.5% NSR from commercial production with the Company able to buy back the NSR at the rate of $500,000 per 0.5% NSR.

On May 20, 2016, Enertopia closed the first tranche of a private placement of 6,413,333 units at a price of CAD$0.015 per unit for gross proceeds of US$74,074 (CAD$96,200).  Each Unit consists of one common share of the Company and full non-transferable Share purchase warrant (each whole warrant, a “Warrant”).  Each Warrant will be exercisable into one further Share (a “Warrant Share”) at a price of US$0.05 per Warrant Share at any time until the close of business on the day which is 18 months from the date of issue of the Warrant, and thereafter at a price of US$0.10 per Warrant Share at any time until the close of business on the day which is 36 months from the date of issue of the Warrant.

On June 8, 2016, Enertopia closed its final tranche of a private placement of 3,016,667 units a price of CAD$0.015 per unit for gross proceeds of US$34,390 (CAD$45,250).  Each Unit consists of one common share of the Company and full non-transferable Share purchase warrant (each whole warrant, a “Warrant”).  Each Warrant will be exercisable into one further Share (a “Warrant Share”) at a price of US$0.05 per Warrant Share at any time until the close of business on the day which is 18 months from the date of issue of the Warrant, and thereafter at a price of US$0.10 per Warrant Share at any time until the close of business on the day which is 36 months from the date of issue of the Warrant.  A cash finders’ fee of CAD$3,300 and 286,666 full broker warrants that expire June 8, 2019 was paid to Canaccord Genuity, Leede Jones Gable, PI Financial and Mackie Research.

On August 9, 2016, we closed the first tranche of a private placement of 4,500,000 units at a price of CAD$0.035 per unit for gross proceeds of CAD$157,500.  Each unit consists of one common share of our Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of our Company for a period of 24 months from the date of issuance, at a purchase price of US$0.07.

On August 10, 2016, we retained a private consulting firm to assist with mergers, acquisitions and market awareness for a 12 month contract.  The consulting firm operates a resource holding company that has been active in acquiring out of favor mining assets over the past several years. It also provides breaking news, commentary and analysis on listed companies.  We engaged and paid the consulting firm USD$75,000.

On August 15, 2016 binding Letter of Intent was signed by us and Genesis Water Technologies, Inc. ("GWT") with regard to the acquisition by Enertopia (the "Acquisition") of the  exclusive worldwide licensing rights  (the "Licensing Rights") of all of the technology used in the process of recovering and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions (the "Technology") and covered under patent pending process #XXXXXX  (the "Pending Patent").  On August 15, 2016, we issued 250,000 common shares at an exercise price of $0.05 per share as per the binding LOI signed with Genesis Water Technologies Inc.

On August 31, 2016, with the Company’s strategic direction mostly being focused on natural resources and technology relating to the resource sector, the health and wellness portion of the business is discontinued.

On September 19, 2016, we entered into a one year Investor Relations Consulting agreement with Duncan McKay. Based on the terms of the agreement, Mr. McKay can earn up to a maximum of 10% commissions on capital raised.  We issued 800,000 stock options with an exercise price of $0.07.

On September 23, 2016, we closed the final tranche of a private placement of 3,858,571 units at a price of CAD$0.035 per unit for gross proceeds of CAD$135,050.  Each unit consists of one common share of our Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of our Company for a period of 24 months from the date of issuance, at a purchase price of US$0.07.  A cash finders’ fee of CAD$3,300 and 286,666 full broker warrants that expire June 8, 2019 was paid to Canaccord Genuity and Leede Jones Gable.

On October 7, 2016, we issued 175,000 common shares of our Company and paid $5,000 to comply with the Definitive Agreement signed May 12, 2016.

On December 6, 2016, we signed a Definitive Commercial Agreement with Genesis Water Technologies with regard to the acquisition of exclusive licensing rights of the technology as outlined in the agreement.

On January 20, 2017, the Company closed the first tranche of a private placement of 1,000,000 units at a price of CAD$0.04 per unit for gross proceeds of CAD $40,000.  Each unit consists of one common share of the Company and one-nontransferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.  A cash finders’ fee of CAD$800 and 20,000 full broker warrants that expire January 20, 2019 was paid to Leede Jones Gable Inc.

On January 20, 2017, the Company granted 1,535,000 stock options to directors, officers and consultant of the Company with an exercise price of $0.07 which vested immediately, expiring January 20, 2022.

On January 31, 2017, the Company granted 1,500,000 stock options to consultant of the Company with an exercise price of $0.07 vested immediately, expiring January 31, 2022.

On February 28, 2017, the Company closed the first tranche of a private placement of 4,250,000 units at a price of CAD$0.04 per unit for gross proceeds of CAD $170,000.  Each unit consists of one common share of the Company and one-nontransferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.  A cash finders’ fee of CAD$11,100 and 227,500 full broker warrants that expire February 28, 2019 was paid to Leede Jones Gable Inc., Canaccord Genuity and Duncan McKay.

On February 28, 2017, the Company signed a Letter of Engagement with Adam Mogil and issued 1,000,000 warrant options to convert to 1,000,000 common shares to Adam Mogil to provide corporate services.  The warrants have an exercise price of $0.09 and expire August 28, 2017. These warrant options expired without being exercised.

On April 21, 2017, the Company issued 95,500 shares for gross proceeds of $5,685 from the exercise of warrants of previous financings at $0.05 and $0.07.

On April 30, 2017 the Company issued 166,500 shares for gross proceeds of $11,655 from the exercise of warrants from a previous financing at $0.07.

On April 30, 2017, the Company closed the first and final tranche of a private placement of 3,224,000 units at a price of CAD$0.09 per unit for gross proceeds of CAD $290,160.  Each unit consists of one common share of the Company and one-nontransferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.12.  A cash finders’ fee of CAD$20,736 and 230,400 full broker warrants that expire April 28, 2019 was paid to Leede Jones Gable and Canaccord Genuity.

On May 5, 2017, the Company granted 500,000 stock options to consultant of the Company with an exercise price of $0.10 vested immediately, expiring May 5, 2022.

On May 5, 2017, the Company terminated the Definitive Agreement dated May 12, 2016 with the Vendor on the Nevada Lithium brine properties.

On July 31, 2017, the Company announced the resignation of CFO and Director Bal Bhullar, the appointment of Kristian Ross as director and president Robert McAllister assuming the interim duties of CFO.

On August 14, 2017 the Company announced the appointment of Davidson and Company, LLP, Chartered Professional Accountants as its new independent registered auditing firm which replaced MNP LLP independent registered auditing firm.

On August 30, 2017 the Company announced the Staking of lode and placer claims covering approximately 160 acres for Lithium in Clayton Valley, NV.

On October 27, 2017 we entered into a one year Investor Relations Consulting agreement with FronTier Merchant Capital Group. Terms of the agreement, FronTier Capital Group has been retained for a 12-month period at $87,000 (plus applicable sales tax) per annum plus direct expenses. The company will also grant 300,000 stock options to FronTier at an exercise price of 0.05 per share expiring 5 years from the date of grant.

On November 1, 2017, we closed the first tranche of a private placement of 2,600,000 units at a price of CAD$0.05 per unit for gross proceeds of CAD$130,000.  Each unit consists of one common share of our Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of our Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.

On November 1, 2017, we granted 500,000 stock options to a director of the company at an exercise price of 0.05 per share expiring 5 years from the date of grant.

On December 8, 2017, we closed the second tranche of a private placement of 3,954,000 units at a price of CAD$0.05 per unit for gross proceeds of CAD $197,700. Each unit consists of one common share of our Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of our Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.  A cash finder’s fee for CAD $12,770 and 230,400 full broker warrants was paid to third parties. Each full broker warrant entitling the holder to purchase one additional common share of our Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.

On December 8, 2017 we issued 240,000 common shares of our Company on the exercise of 240,000 stock options that were exercised by a director of the Company at $0.05 for $12,000 for net proceeds to the company.

On December 15, 2017 we paid Genesis Water Technologies (GWT) $96,465 for the second and final payment for the Second phase of the second bench test and $8,998 for the bill of materials for the bench test.

On January 12, 2018, we closed the final tranche of a private placement of 1,611,000 units at a price of CAD$0.05 per unit for gross proceeds of CAD$80,550. Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.06.  A cash finder’s fee of CAD$3,880 and 77,600 broker warrants was paid to a third party.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On February 2, 2018 we issued 50,000 common shares of our Company on the exercise of 50,000 warrants that were exercised at $0.07 for $3,500 for net proceeds to the company.

On May 11, 2018, we issued 200,000 shares for gross proceeds of $12,000 from the exercise of stock options at $0.06.

On May 11, 2018, we closed the first tranche of a private placement of 1,746,900 units at a price of CAD$0.06 per unit for gross proceeds of CAD$104,814.  Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.075. A cash finders’ fee of CAD$9,281 and 144,690 full broker warrants that expire May 11, 2020 was paid to third parties.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On May 22, 2018, we entered into an Investor Relations Consulting agreement with FronTier Flex Marketing.  Terms of the agreement, FronTier Flex Marketing has been retained for a 9-month period at $66,000 (plus applicable sales taxes) plus direct expenses.  The Company will also grant 300,000 stock options at an exercise price of $0.07 per share expiring 5 years from the date of grant.

On May 25, 2018, we closed the final tranche of a private placement of 2,470,000 units at a price of CAD$0.06 per unit for gross proceeds of CAD$148,200.  Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 24 months from the date of issuance, at a purchase price of $0.075.  A cash finders’ fee of CAD$5,820 and 70,000 full broker warrants that expire May 25, 2020 was paid to third parties.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On July 4, 2018, the Company, after receiving 3rd party lab results that reported impurities above allowable limits for battery-grade Li2CO3, provided formal notice of termination to GWT of the commercialization agreement dated December 6, 2016 and as amended on October 9, 2017.

On August 31, 2018, we closed the first tranche of a private placement of 4,400,000 units at a price of CAD$0.03 per unit for gross proceeds of CAD$132,000.  Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 36 months from the date of issuance, at a purchase price of $0.05.  A cash finders’ fee of CAD$12,000 and 400,000 full broker warrants that expire August 31, 2021 was paid to third parties.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On August 31, 2018, we issued 170,000 shares for gross proceeds of $9,000 from the exercise of 50,000 stock options at $0.06 and 120,000 stock options at $0.05 respectively.

On September 21, 2018, the Company closed a private placement of 2,225,000 units at a price of CAD$0.03 per unit for gross proceeds of CAD$66,750 (equivalent to $51,678).  Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 36 months from the date of issuance, at a purchase price of $0.05.  A cash finders’ fee of CAD$6,075 ($4,703) and 202,500 full broker warrants that expire September 21, 2021 was paid to third parties.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On November 5, 2018, the Company received an Area of Disturbance permit from the Bureau of Land Management, Nevada, allowing the Company access for a series of diamond drill holes. The diamond drill program was completed in December 2018 and consisted of 5 diamond drill holes totaling approximately 2,000 feet. Four drill holes were for resource definition drilling to allow the Company to provide an inaugural 43-101 project wide lithium resource. A fifth diamond drill hole drilled to an estimated depth of approximately 265 feet with the recovered lithium enriched material being used for metallurgical and pH solution testing.

On March 27, 2019, the Company closed a tranche of a private placement of 5,506,769 units at a price of CAD$0.03 per unit for gross proceeds of CAD$143,176 ($106,809).  Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 48 months from the date of issuance, at a purchase price of $0.04.  A cash finders’ fee of CAD$13,068 ($9,748) and 502,600 full broker warrants that expire March 27, 2023 was paid to third parties.  The broker warrants have the same terms as the warrants issued as part of the unit offering.

On July 19, 2019, the President of the Company provided a short term loan to the Company for the amount of CAD$20,000 ($15,301). The loan provides for a 10% annual interest rate and was repayable on October 19, 2019. On February 15, 2020 the loan plus interest was paid back in full.

Our Current Business

We are a development stage company pursuing business opportunities in diverse sectors natural resource and technology used in the resource sector currently specific to the extraction, recovery and concentration of Lithium.

Mineral Property

On August 30, 2017, the Company announced the staking of Lode and Placer claims of BLM lands in Esmeralda county Nevada covering approximately 160 Acres subject to adjustment. The Company has an 100% interest in the lands and is only responsible for the yearly maintenance fees to the BLM (estimated to be $2,635) and County (estimated to be $212) due November 1, 2018 to keep its 100% interest.  During the year ending August 31, 2019, the Company paid $2,805 in maintenance fees.  The claims are in good standing until August 31, 2020.

Access to the property can be achieved by paved Hwy 265 to Silver Springs, NV or paved Hwy from north of Goldfields, NV. Access is then by graded gravel road. The last 1.8 miles to the property is by trail road using 4x4 vehicle. The property is covered with extensive outcroppings of the Esmeralda Formation. Power transmission line is within ½ mile of the northern property boundary. Water would have to be trucked in or by pipe line if a processing facility was built onsite. Of particular interest is a section of green, volcanoclastic, evaporate-rich mudstone strata known as the Frontera Verde zone that host lithium of potential economic significance. The Frontera Verde Zone is exposed over approximately 100 acres of the northern two thirds of the property, and underlies the rest of the property at shallow depths. Third party drilling adjacent to the west and eastern boundaries of the property supports this analysis. The property is without known reserves and the current work programs are exploratory in nature.

Current exploration is at the grass roots stage with surface sampling and two small 250 pound bulk samples being taken in 2017. The Company completed additional laboratory testing of synthetic brines. The Company continues to evaluate off the shelf technology to determine the preferred methods for potentially producing commercial products from the processing of synthetic brines.

On November 5, 2018, the Company received an Area of Disturbance permit from the Bureau of Land Management, Nevada, allowing the Company access for a series of diamond drill holes. The diamond drill program will consist of 5 diamond drill holes totaling approximately 2,000 feet. Four drill holes will allow the Company to provide an inaugural 43-101 project wide lithium resource. A fifth diamond drill hole drilled to an estimated depth of 400 feet with the recovered lithium enriched material being used for metallurgical and pH solution testing.

On February 14, 2019 the Company announced the drill result from the diamond drill program. The Company will undertake systematic and through solution testing of the drilled lithium enriched horizons. This will enable the Company to map the subsurface horizons as per oxide and reduced horizons and further differentiate the grade of Lithium in solution that can be potentially recovered in a low CAPEX and low-cost extraction methods.

On April 2, 2020 the Company announced it’s maiden 43-101 Lithium resource report which can be found at the Company’s website www.enertopia.com

Property Map

Esmeralda County Lode and Placer Claims:

Claim Name	Claim Type	BLM Serial #
STEVE 1	PLACER	NMC 1148769
STEVE 2	PLACER	NMC 1148770
STEVE 3	PLACER	NMC 1148771
STEVE 4	PLACER	NMC 1148772
STEVE 5	PLACER	NMC 1148773
STEVE 6	PLACER	NMC 1148774
STEVE 7	PLACER	NMC 1148775
STEVE 8	PLACER	NMC 1148776
DAN 1	LODE	NMC 1148760
DAN 2	LODE	NMC 1148761
DAN 3	LODE	NMC 1148762
DAN 4	LODE	NMC 1148763
DAN 5	LODE	NMC 1148764
DAN 6	LODE	NMC 1148765
DAN 7	LODE	NMC 1148766
DAN 8	LODE	NMC 1148767
DAN 9	LODE	NMC 1148768

Summary

The continuation of our business is dependent upon obtaining further financing, a successful program of development, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations. There is significant uncertainty as to whether we can obtain additional financing.

Competition

There is strong competition relating to all aspects of the resource sector. We actively compete for capital, skilled personnel, market share, and in all other aspects of our operations with a substantial number of other organizations.  These organizations include small development stage companies like our own, and large, established companies, many of which have greater technical and financial resources than our company.

Compliance with Government Regulation

The exploration and development of mineral properties is subject to various United States federal, state and local and foreign governmental regulations. We may from time to time, be required to obtain licenses and permits from various governmental authorities in regards to the exploration of our property interests.

Purchase of Significant Acquisition

Not applicable

Corporate Offices

The address of our principal executive office is #18 1873 Spall Road, Kelowna, British Columbia V1Y 4R2. Our telephone number is (250) 870-2219.  Our current location provides adequate office space for our purposes at this stage of our development.

Employees

We primarily used the services of sub-contractors and consultants for our intended business operations. Our technical consultant is Mr. McAllister, our president and a director.

We entered into a consulting agreement with Mr. Robert McAllister on December 1, 2007. During the term of this agreement, Mr. McAllister is to provide corporate administration and consulting services, such duties and responsibilities to include provision of oil and gas industry consulting services, strategic corporate and financial planning, management of the overall business operations of the Company, and supervising office staff and exploration and oil & gas consultants. Mr. McAllister is reimbursed at the rate of $2,000 per month. On December 1, 2008, the consulting fee was increased to $5,000 per month. We may terminate this agreement without prior notice based on a number of conditions. Mr. McAllister may terminate the agreement at any time by giving 30 days written notice of his intention to do so. Effective March 1, 2014, the Company entered into a new Management Consulting Agreement replacing the original agreement with a consulting fee of $6,500 plus GST per month. Effective July 1, 2017, the Company entered into a new Management Consulting Agreement replacing the March 1, 2014 agreement with a consulting fee of $3,500 plus GST per month. On July 31, 2017 Mr. McAllister agreed to be intern CFO until such time as a replacement could be sourced. Mr. McAllister voluntarily suspended and terminated accrual of these consulting fees commencing on December 1, 2019 and continuing until such time as the Company’s financial condition permits a resumption of such cost.

We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Mineral Properties

Acquisition costs of mineral rights are initially capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time proven or probable reserves are established for that project. Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which subsequent expenditures relating to development activities for that particular project are capitalized as incurred.

Where proven and probable reserves have been established, the project’s capitalized expenditures are depleted over proven and probable reserves using the units-of-production method upon commencement of production. Where proven and probable reserves have not been established, the project’s capitalized expenditures are depleted over the estimated extraction life using the straight-line method upon commencement of extraction. The Company has not established proven or probable reserves for any of its projects.

The carrying values of the mineral rights are assessed for impairment by management on a quarterly basis and as required whenever indicators of impairment exist. An impairment loss is recognized if it is determined that the carrying value is not recoverable and exceeds fair value.

Long-Lived Assets Impairment

In accordance with ASC 360, “Accounting for Impairment or Disposal of Long Lived Assets”, the carrying value of long lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Going Concern

We have suffered recurring losses from operations. The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and/or raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations.

The continuation of our business is dependent upon us raising additional financial support and/or attaining and maintaining profitable levels of internally generated revenue.  The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Results of Operations – Three Months Ended February 28, 2021 and February 29, 2020

The following summary of our results of operations should be read in conjunction with our financial statements for the quarter ended February 28, 2021, which are included herein.

Our operating results for the three months ended February 28, 2021, for the three months ended February 29, 2020 and the changes between those periods for the respective items are summarized as follows:

		Three Months Ended February 28, 2021		Three Months Ended February 29, 2020		Change Between Three Month Period Ended February 28, 2021 and February 29, 2020
Revenue (cost recovery)	$	Nil	$	Nil	$	Nil
Cost of product sales		Nil		Nil		Nil
Professional fees		18,278		20,496		(2,218)
Exploration expenses		3,540		1,047		2,493
Consulting fees		10,500		-		10,500
Fees and dues		7,122		10,029		(2,907)
Investor relations		11,427		5,754		5,673
Research and development		1,349		-		1,349
Stock based compensation		273,236		17,308		255,928
Other administrative expenses		2,340		1,015		1,325
Other expenses (income)		(32,567)		(201,434)		168,867
Net loss (income)		295,225		(145,785)		441,010

Our financial statements report revenue of $Nil for the three months ended February 28, 2021 and February 29, 2020.  Our financial statements report a net loss of $295,225 for the three-month period ended February 28, 2021, compared to a net income of $145,785 for the three-month period ended February 29, 2020. Our net loss has increased by $441,010 for the three-month period ended February 28, 2021.  The net income for the period ended February 29, 2020 is the result of a royalty sale for proceeds of $200,000. Our operating costs were higher by $272,143 for February 28, 2021 compared to February 29, 2020. The increase was largely due to stock based compensation during the three months ended February 28, 2021, higher by $255,928 compared to February 29, 2020.

Results of Operations – Six Months Ended February 28, 2021 and February 29, 2020

The following summary of our results of operations should be read in conjunction with our financial statements for the quarter ended February 28, 2021, which are included herein.

Our operating results for the six months ended February 28, 2021, for the six months ended February 29, 2020 and the changes between those periods for the respective items are summarized as follows:

		Six Months Ended February 28, 2021		Six Months Ended February 29, 2020		Change Between Three Month Period Ended February 28, 2021 and February 29, 2020
Revenue (cost recovery)	$	Nil	$	Nil	$	Nil
Cost of product sales		Nil		Nil		Nil
Professional fees		27,426		29,235		(1,809)
Exploration expenses		4,913		13,625		(8,712)
Consulting fees		13,500		10,500		3,000
Fees and dues		13,938		15,739		(1,801)
Investor relations		15,674		11,489		4,185
Research and development		3,333		494		2,839
Stock based compensation		288,686		17,308		271,378
Other administrative expenses		3,573		6,766		(3,193)
Other expenses (income)		(298,421)		(201,334)		(97,087)
Net loss (income)		72,622		(96,178)		168,800

Our accumulated losses are $14,352,649 at February 28, 2021. Our financial statements report revenue of $Nil for the six months ended February 28, 2021 and February 29, 2020.  Our financial statements report a net loss of $72,622 for the six month period ended February 28, 2021, compared to a net income of $96,178 for the six month period ended February 29, 2020. Our net loss has increased by $168,800 for the six month period ended February 28, 2021. Our operating costs were higher by $265,887 for February 28, 2021 compared to February 29, 2020. The increase was largely due to stock based compensation during the six months ended February 28, 2021, higher by $271,378 compared to February 29, 2020 offset by decreases in exploration, professional fees, and other administrative expenses.

As at February 28, 2021, we had $434,469 in current liabilities, which is comparable to current liabilities as at August 31, 2020.  Our net cash used in operating activities for the six months ended February 28, 2021 was $167,835 compared to $61,713 used in the six months ended February 29, 2020.

Liquidity and Financial Condition

Working Capital	At	At
	February 28,	August 31,
	2021	2020
Current assets	$514,225	$86,214
Current liabilities	434,469	479,170

Working capital surplus/(deficit)	$79,756	$(392,956)

Cash Flows

	At February 28,	At February 29,
	2021	2020
Cash flows (used in) operating activities	$(167,835)	$(61,713)
Cash flows from investing activities	281,905	200,000
Cash flows from (used in) financing activities	256,648	(15,968)
Net increase in cash during year	$370,718	$122,319

Operating Activities

Net cash used in operating activities was $167,835 in the six months ended February 28, 2021 compared with net cash used in operating activities of $61,713 in the same period in 2020.

Financing Activities

Net cash provided by financing activities was $281,905 in the six months ended February 28, 2021 compared to $200,000 in the same period in 2020.

Investing Activities

Net cash provided in investing activities was $256,648 in the six months ended February 28, 2021 compared to $15,968 used by investing activities in the same period in 2020.

Item 4.  Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is accumulated and communicated to our management, including our president (also our principal executive officer) and our secretary, treasurer and chief financial officer (also our principal financial and accounting officer) to allow for timely decisions regarding required disclosure.

As of February 29, 2020, the end of the second quarter covered by the comparative information of this report, we carried out an evaluation, under the supervision and with the participation of our president (also our principal executive officer) and our secretary, treasurer and chief financial officer (also our principal financial and accounting officer), of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our president (also our principal executive officer) and our secretary, treasurer and chief financial officer (also our principal financial and accounting officer) concluded that our disclosure controls and procedures were effective in providing reasonable assurance in the reliability of our financial reports as of the end of the period covered by this quarterly report.

Inherent limitations on effectiveness of controls

Internal control over financial reporting has inherent limitations which include but is not limited to the use of independent professionals for advice and guidance, interpretation of existing and/or changing rules and principles, segregation of management duties, scale of organization, and personnel factors. Internal control over financial reporting is a process which involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis, however these inherent limitations are known features of the financial reporting process and it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended February 28, 2021, that have materially or are reasonably likely to materially affect, our internal controls over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Enertopia Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Enertopia Corp. (the "Company"), as of August 31, 2020 and 2019, and the related statements of stockholders' deficiency, operations and cash flows for the years ended August 31, 2020 and 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of Enertopia Corp. as of August 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended August 31, 2020 and 2019 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2017.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada

Chartered Professional Accountants

October 30, 2020

ENERTOPIA CORP.

BALANCE SHEETS

(Expressed in U.S. Dollars)

	August 31	August 31
	2020	2019

ASSETS
Current
Cash	$45,528	$9,758
Marketable securities (Note 4)	24,354	-
Accounts receivable	1,508	6,225
Prepaid expenses and deposit	14,824	30,262
Total Assets	$86,214	$46,245

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES
Current
Accounts payable	$290,336	$283,430
Loan from related party (Note 6)	-	15,479
Due to related parties (Note 6)	188,834	203,221
Total Liabilities	479,170	502,130

STOCKHOLDERS' DEFICIENCY

Share capital
Authorized:
200,000,000 common shares with a par value of $0.001 per share
Issued and outstanding:
128,471,700 common shares at August 31, 2020 and August 31,2019: 127,471,700	128,473	127,473
Additional paid-in capital (Note 7)	13,758,598	13,730,801
Deficit	(14,280,027)	(14,314,159)
Total Stockholders' Deficiency	(392,956)	(455,885)
Total Liabilities and Stockholders' Deficiency	$86,214	$46,245

Commitments (Note 9) Subsequent Events (Note 12)

The accompanying notes are an integral part of these financial statements

ENERTOPIA CORP.
STATEMENTS OF STOCKHOLDERS' DEFICIENCY

(Expressed in U.S. Dollars)

	COMMON STOCK		ADDITIONAL		TOTAL
			PAID-IN		STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	DEFICIT	EQUITY
Balance, August 31, 2018	119,739,931	$119,741	$13,594,497	$(13,891,818)	$(177,580)

Shares issued for Private Placement on September 21	2,225,000	2,225	44,750	-	46,975

Shares issued for Private Placement on March 27	5,506,769	5,507	91,554	-	97,061

Comprehensive loss	-	-	-	(422,341)	(422,341)

Balance, August 31, 2019	127,471,700	$127,473	$13,730,801	$(14,314,159)	$(455,885)

Shares issued for LOI on October 28	1,000,000	1,000	10,489	-	11,489

Share based compensation	-	-	17,308	-	17,308

Comprehensive income	-	-	-	34,132	34,132

Balance, August 31, 2020	128,471,700	$128,473	$13,758,598	$(14,280,027)	$(392,956)

The accompanying notes are an integral part of these financial statements

ENERTOPIA CORP.
STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)

	Year Ended
	August 31	August 31
	2020	2019

Expenses
Accounting and audit	48,314	54,196
Bank charges and interest expense	1,651	1,192
Consulting (Note 6)	26,822	49,873
Mineral exploration costs	16,732	122,423
Fees and dues	19,851	34,858
Insurance	3,605	12,031
Investor relations	22,510	101,668
Legal and professional	8,688	7,175
Office and miscellaneous	990	4,016
Research and development	1,702	14,729
Rent	1,963	6,627
Stock-based compensation (Note 8)	17,308	-
Travel	-	10,173
Total expenses	170,136	418,961
Loss for the year before other items	(170,136)	(418,961)

Other income (expense)
Foreign exchange gain (loss)	1,067	(3,380)
Unrealized gain on marketable securities	3,201	-
Income from royalty granted (Note 5)	200,000	-

Income (loss) and comprehensive income (loss) for the year	$34,132	$(422,341)

Basic and diluted income (loss) per share	$0.00	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	128,313,230	124,205,582

The accompanying notes are an integral part of these financial statements

ENERTOPIA CORP.
STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars)

	Year Ended
	August 31	August 31
	2020	2019
Cash flows used in operating activities
Loss	$34,132	$(422,341)
Changes to reconcile net loss to net cash used in operating activities
Shares issued for exploration cost	11,489	-
Interest expense on loan	699	178
Stock-based compensation	17,308
Unrealized gain on marketable securities	(3,201)	-
Income from royalty grant	(200,000)	-
Change in non-cash working capital items:
Accounts receivable	4,717	1,279
Prepaid expenses and deposit	15,438	57,515
Accounts payable and accrued liabilities	6,696	5,394
Due to related parties	(14,387)	31,987

Net cash (used in) operating activities	(127,109)	(325,988)

Cash flows from investing activities
Purchase of marketable securities	(21,153)	-
Proceeds from sale of royalty grant	200,000	-
Net cash from investing activities	178,847	-

Cash flows from financing activities
Proceeds from loan from related party	-	15,301
Repayment of loan from related party	(15,968)	-
Net proceeds from subscriptions received	-	144,036
Net cash from financing activities	(15,968)	159,337

Increase (Decrease) in cash	35,770	(166,651)
Cash, beginning of year	9,758	176,409
Cash, end of year	$45,528	$9,758

Supplemental information of cash flows
Interest paid in cash	$666	$-

The accompanying notes are an integral part of these financial statements

ENRTOPIA CORP.

NOTES TO FINANCIAL STATEMENTS

August 31, 2020

(Expressed in U.S. Dollars)

1. ORGANIZATION

The Company was formed on November 24, 2004 under the laws of the State of Nevada and commenced operations on November 24, 2004. The Company was an independent natural resource company engaged in the exploration, development and acquisition of natural resources in the United States and Canada. In the fiscal year 2010, the Company shifted its strategic plan from its non-renewable energy operations to its planned renewable energy operations and natural resource acquisition and development. In late summer of 2013, the Company had another business sector in alternative health and wellness. During spring of 2016, the Company shifted its strategic plan to natural resource acquisitions and Lithium brine extraction technology. The Company's office is located in Kelowna, B.C., Canada.

2. GOING CONCERN UNCERTAINTY

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. The Company had a working capital deficit of $392,956 as at August 31, 2020 (2019 - $455,885). As at August 31, 2020 the Company has incurred cumulative losses of $14,280,027 that raises substantial doubt about its ability to continue as a going concern. Management has been able, thus far, to finance the operations through equity financing and cash on hand. There is no assurance that the Company will be able to continue to finance the Company on this basis.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, to receive the continued support of the Company's shareholders, and ultimately to obtain successful operations. There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations. There is significant uncertainty as to whether we can obtain additional financing. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Since March 2020, several measures have been implemented in Canada, the United States, and the rest of the world in response to the increased impact from the novel coronavirus ("COVID-19"). While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impact on our business operations cannot be reasonably estimated at this time. We anticipate this could have an adverse impact on our exploration plans, results of operations, financial position and cash flows.

3. SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

b. Mineral Properties

Acquisition costs of mineral rights are initially capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time proven or probable reserves are established for that project. Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which subsequent expenditures relating to development activities for that particular project are capitalized as incurred.

Where proven and probable reserves have been established, the project's capitalized expenditures are depleted over proven and probable reserves using the units-of production method upon commencement of production. Where proven and probable reserves have not been established, the project's capitalized expenditures are depleted over the estimated extraction life using the straight-line method upon commencement of extraction. The Company has not established proven or probable reserves for any of its projects.

The carrying values of the mineral rights are assessed for impairment by management on a quarterly basis and as required whenever indicators of impairment exist. An impairment loss is recognized if it is determined that the carrying value is not recoverable and exceeds fair value.

c. Stock-Based Compensation

The Company followed Accounting Standards Codification ("ASC") 718, "Compensation - Stock Compensation", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

d. Accounting Estimates

The preparation of financial statements in conformity with U.S GAAP requires us to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Some of the Company's accounting policies require us to make subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. Although we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used. Changes in the accounting estimates used by the Company are reasonably likely to occur from time to time, which may have a material effect on the presentation of financial condition and results of operations.

The Company reviews these estimates, judgments and assumptions periodically and reflect the effects of revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable; however, actual results could differ from these estimates.

Significant accounting estimates and assumptions are used for, but not limited to:

a) The Valuation of Deferred Tax Assets

Judgement is required in determining whether deferred tax assets are recognized on the balance sheet. The recognition of deferred tax assets requires management to assess the likelihood that the Company will generate taxable income in future periods to utilize the deferred tax assets. Due to the Company's history of losses, deferred tax assets have not been recognized by the Company.

b) Value of Stock Options

The Company provides compensation benefits to its employees, directors, officers, and consultants, through a stock option plan. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatility assumption used in the model is based on the historical volatility of the Company's share price. The Company uses historical data to estimate the period of option exercises for use in the valuation model. The risk-free interest rate for the expected term of the option is based on the yields of government bonds. Changes in these assumptions, especially the share price volatility and the expected life determination could have a material impact on the Company's profit and loss for the periods presented. All estimates used in the model are based on historical data which may not be representative of future results.

e. Earnings Per Share

Loss per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted ASC 220 "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because the potential exercise of the equity-based financial instruments was anti-dilutive. Basic earnings per share ("EPS") is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and stock awards.

f. Foreign Currency Translations

The Company's operations are located in the United States of America and has its office in Canada. The Company maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense that was acquired or incurred in a foreign currency is translated into U.S. dollars by the using of the exchange rate in effect at that date. At the year end, monetary assets and liabilities are translated at the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

g. Financial Instruments

ASC 820 "Fair Value Measurements and Disclosures" requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company's financial instruments consist primarily of cash, marketable securities, accounts receivable, accounts payable, loan from related party and due to related parties. The carrying amounts of these financial instruments approximate their fair values due to their short maturities. Cash and marketable securities are in level 1 within the fair value hierarchy.

The Company's operations are in United States of America and Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h. Income Taxes

The Company has adopted ASC 740, "Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

i. Long-Lived Assets Impairment

In accordance with ASC 360, "Accounting for Impairment or Disposal of Long Lived Assets", the carrying value of long lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

j. Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of ASC 410, "Asset Retirement and Environmental Obligations". ASC 410 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company does not believe it has any asset retirement obligation as of August 31, 2020 and 2019.

k. Comprehensive Income

The Company has adopted ASC 220, "Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Deficiency. Comprehensive income comprises equity except those transactions resulting from investments by owners and distributions to owners.

l. Concentration of credit risk

The Company places its cash with high credit quality financial institution.

m.  Commitments and Contingencies

In accordance with ASC 450-20, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information. Historically, the Company has not experienced any material claims.

n. Research and Development

Research and development costs are expensed as incurred.

o. Recently adopted Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The adoption of this ASU did not have any impact on these financial statements.

In February 2016, Topic 842, Leases was issued to replace the leases requirements in Topic 840, Leases. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The adoption of this standard did not have any impact on the Company's results of operations, financial condition, cash flows, and financial statement disclosures, as the Company's leases are all for terms of less than 12 months.

p. New Accounting Pronouncements

In June 2016, the FASB issued a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard will be adopted upon the effective date for us beginning September 1, 2020. The adoption of the standard is not expected to have a significant impact on the Company's financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements to Fair Value Measurement. For all entities, amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. We do not expect that the adoption of this ASU will have a significant impact on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's financial statements upon adoption.

4. MARKETABLE SECURITIES

Marketable securities consists of the Company's investment in units of Grayscale Bitcoin Trust acquired for net cost of $21,153. As at August 31, 2020, the movement in the Company's marketable securities is as follows:

Balance, August 31, 2019	-
Additions - cost	21,153
Unrealized gain	3,201
Balance, August 31, 2020	24,354

5. MINERAL PROPERTY

During the year ended August 30, 2017 the Company staked lode and placer claims on BLM lands in Esmerelda county Nevada covering approximately 160 Acres subject to adjustment. The Company has a 100% interest in the lands and is only responsible for the yearly maintenance fees to keep its 100% interest. The claims are in good standing until August 31, 2021.

On October 28, 2019, the Company signed an LOI with Eagle Plains Resources Ltd. ("Eagle Plains") to earn up to 75% interest in the Pine Channel gold project in Saskatchewan, Canada (the "Pine Channel SK Property"). The terms of the LOI included periodic payments cash payments, exploration expenditures, as well as issuance of common shares of the Company. Upon signing the LOI, the Company issued 1,000,000 of its common shares to Eagle Plains, valued at $11,489.

On December 13th 2019 the Company dropped the LOI with Eagle Plains Resources Ltd.

On February 11, 2020 the Company signed a 1% Royalty agreement with respect to any future commercial lithium production from the Company's Clayton Valley, Nevada claims in exchange for $200,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

6. RELATED PARTY TRANSACTIONS

For the year ended August 31, 2020, the Company was party to the following related party transactions with key management personnel, which consists of the President and Chief Executive Officer of the Company and its directors:

  Incurred $10,500 (2019 - $42,000) to the President of the Company in consulting fees (Note 8). As at August 31, 2019, the accounts payable to the President of the Company was $188,834 (2019: $203,221)

  Repaid a short-term loan from the President of the Company in the amount of CAD$21,156 including accrued interest ($15,968).

  Incurred $Nil (2019: $395) to a director of the Company.

 The related party transactions are recorded at the exchange amount established and agreed to between the related parties.

7. COMMON STOCK

On September 21, 2018, the Company closed a tranche of a private placement of 2,225,000 units at a price of CAD$0.03 per unit for gross proceeds of CAD$66,750 (equivalent to $51,678). Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 36 months from the date of issuance, at a purchase price of $0.05. A cash finders' fee of CAD$6,075 ($4,703) and 202,500 full broker warrants that expire September 21, 2021 was paid to third parties. The broker warrants have the same terms as the warrants issued as part of the unit offering.

On March 27, 2019, the Company closed a tranche of a private placement of 5,506,769 units at a price of CAD$0.026 per unit for gross proceeds of CAD$143,176 ($106,809). Each unit consists of one common share of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share of the Company for a period of 48 months from the date of issuance, at a purchase price of $0.04. A cash finders' fee of CAD$13,068 ($9,748) and 502,600 full broker warrants that expire March 27, 2023 was paid to third parties. The broker warrants have the same terms as the warrants issued as part of the unit offering.

On October 28, 2019 the Company issued 1,000,000 shares to Eagle Plains Resources Ltd upon entering LOI (Note 4).

As at August 31, 2020 the Company had 128,471,700 shares issued and outstanding (2019 - 127,471,700).

8. STOCK OPTIONS AND WARRANTS

Stock Options

On July 15, 2014, the shareholders approved and adopted at the Annual General Meeting the Company's 2014 Stock Option Plan. On April 14, 2011, the shareholders approved and adopted at the Annual General Meeting to consolidate the Company's 2007 Equity compensation plan and the Company's 2010 Equity Compensation Plan into a new Company 2011 Stock Option Plan. The purpose of these Plans is to advance the interests of the Corporation, through the grant of Options, by providing an incentive mechanism to foster the interest of eligible persons in the success of the Corporation and its affiliates; encouraging eligible persons to remain with the Corporation or its affiliates; and attracting new Directors, Officers, Employees and Consultants.

On February 25, 2020 the Company granted 2,000,000 stock options to a consultant of the Company with an exercise price of $0.02, expiring February 25, 2022.

For the year ended August 31, 2020, the Company recorded $17,308 (2019 - $Nil) stock-based compensation expense.

A summary of the changes in stock options is presented below:

		Options
		Outstanding
		Weighted
		Average
	Number of
	Shares	Exercise Price
Balance, August 31, 2018	8,570,000	$0.07
Expired	(250,000)	0.06
Balance, August 31, 2019	8,320,000	$0.07
Granted	2,000,000	0.02
Expired	(1,000,000)	0.10
Balance, August 31, 2020	9,320,000	$0.06

The Company has the following warrants outstanding and exercisable:

Number	Exercise	Expiry
Outstanding[1]	Price	Date
6,009,369	$0.040	March 27, 2023
2,427,500	$0.050	September 21, 2021
4,800,000	$0.050	August 31, 2021
13,236,869

(1)Each warrant entitles a holder to purchase one common share.

9. COMMITMENTS

The Company has a consulting agreement with the President of the Company for corporate administration and consulting services for $3,500 per month plus goods and services tax ("GST") on a continuing basis. The President voluntarily suspended and terminated accrual of these consulting fees commencing on December 1, 2019 and continuing until such time as the Company's financial condition permits a resumption of such cost.

10. INCOME TAXES

The following table reconciles the income tax benefit at the U.S. Federal statutory income tax rates to income tax benefit at the Company's effective tax rates at August 31, 2020 and 2019:

	August 31, 2020	August 31, 2019

Income (loss) before taxes	$34,132	(422,341)
Statutory tax rate	21.0%	21.0%
Expected income tax expense (recovery)	7,168	(88,692)
Non-deducted items	3,635	-
Change in enacted rates and other	4,441	-
Change in valuation allowance	(15,244)	88,692
Income tax recovery	$-	$-

Deferred taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) at August 31, 2020 and 2019 are comprised of the following:

	August 31, 2020	August 31, 2019

Net operating loss carry forwards	$2,776,534	$2,787,648
Marketable securities	583	5,698
Financing costs	2,195	4,725
Intangible assets	4,725	4,725
Mineral property	49,330	45,816
Capital loss carry forwards	4,526	4,526
	2,837,893	2,853,138
Valuation allowance	2,837,893	2,853,138
Deferred tax assets (liabilities)	$-	$-

The Company has net operating loss carry forwards of approximately $13,220,000 (2019 - 13,275,000) which may be carried forward to 2025 and onwards to apply against future taxable income for US tax purposes, subject to the final determination by the taxation authority, expiring in the following years. Future tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

11. SEGMENTED INFORMATION

As at August 31, 2020 and August 31, 2019, the Company is operating its business in one reportable segment: natural resource acquisitions.

12. SUBSEQUENT EVENTS

On October 29, 2020 the Company signed a 1% royalty agreement with respect to any future commercial lithium production from the Company's Clayton Valley, Nevada claims in exchange for $250,000. The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This registration statement contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, ‘should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars ($) except as otherwise indicated and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our unaudited interim consolidated financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” of this registration statement.

In this registration statement, unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “CDN$” refer to Canadian dollars and all references to “common shares” refer to the common shares in our capital stock.

Plan of Operation

During the next twelve month period (beginning April 1, 2021), we intend to:

  identify and secure sources of equity and/or debt financing for property payments;
  identify and secure sources of equity and/or debt financing for resource acquisitions;
  identify and secure sources of equity and/or debt financing for continued testing for Lithium technology

We anticipate that we will incur the following operating expenses during this period:

Estimated Funding Required During the 12 Months beginning April 1, 2021

Expense	Amount ($)

Mineral Costs	5,000

Bench Tests for Lithium Technology	10,000

Technology Acquisitions and Patent developments	250,000
Resource Acquisitions and or Drilling	125,000

Management Consulting Fees	25,000

Professional fees	50,000

Rent	10,000

Other general administrative expenses	65,000

Total	$540,000

As at the date of this annual report, we do not have sufficient cash on hand to finance our entire potential and estimated $540,000 cash obligation to the proposed spending for the 12 months beginning April 1, 2021. Based on our current cash position of $425,000 we anticipate that we will require approximately $115,000 in additional cash to execute our business plan. In the event that we are unable raise sufficient cash we intend to reduce our planned expenditures to accommodate our means with a view toward prioritizing revenue generating activity and fulfilling our public reporting obligations. As at the date of this registration statement we have no financing arrangements in place.

Results of Operations – Three Months Ended February 28, 2021 and February 29, 2020

The following summary of our results of operations should be read in conjunction with our financial statements for the quarter ended February 28, 2021, which are included herein.

Our operating results for the three months ended February 28, 2021, for the three months ended February 29, 2020 and the changes between those periods for the respective items are summarized as follows:

		Three Months Ended February 28, 2021		Three Months Ended February 29, 2020		Change Between Three Month Period Ended February 28, 2021 and February 29, 2020
Revenue (cost recovery)	$	Nil	$	Nil	$	Nil
Cost of product sales		Nil		Nil		Nil
Professional fees		18,278		20,496		(2,218)
Exploration expenses		3,540		1,047		2,493
Consulting fees		10,500		-		10,500
Fees and dues		7,122		10,029		(2,907)
Investor relations		11,427		5,754		5,673
Research and development		1,349		-		1,349
Stock based compensation		273,236		17,308		255,928
Other administrative expenses		2,340		1,015		1,325
Other expenses (income)		(32,567)		(201,434)		168,867
Net loss (income)		295,225		(145,785)		441,010

Our financial statements report revenue of $Nil for the three months ended February 28, 2021 and February 29, 2020.  Our financial statements report a net loss of $295,225 for the three-month period ended February 28, 2021, compared to a net income of $145,785 for the three-month period ended February 29, 2020. Our net loss has increased by $441,010 for the three-month period ended February 28, 2021.  The net income for the period ended February 29, 2020 is the result of a royalty sale for proceeds of $200,000. Our operating costs were higher by $272,143 for February 28, 2021 compared to February 29, 2020. The increase was largely due to stock based compensation during the three months ended February 28, 2021, higher by $255,928 compared to February 29, 2020.

Results of Operations – Six Months Ended February 28, 2021 and February 29, 2020

The following summary of our results of operations should be read in conjunction with our financial statements for the quarter ended February 28, 2021, which are included herein.

Our operating results for the six months ended February 28, 2021, for the six months ended February 29, 2020 and the changes between those periods for the respective items are summarized as follows:

		Six Months Ended February 28, 2021		Six Months Ended February 29, 2020		Change Between Three Month Period Ended February 28, 2021 and February 29, 2020
Revenue (cost recovery)	$	Nil	$	Nil	$	Nil
Cost of product sales		Nil		Nil		Nil
Professional fees		27,426		29,235		(1,809)
Exploration expenses		4,913		13,625		(8,712)
Consulting fees		13,500		10,500		3,000
Fees and dues		13,938		15,739		(1,801)
Investor relations		15,674		11,489		4,185
Research and development		3,333		494		2,839
Stock based compensation		288,686		17,308		271,378
Other administrative expenses		3,573		6,766		(3,193)
Other expenses (income)		(298,421)		(201,334)		(97,087)
Net loss (income)		72,622		(96,178)		168,800

Our accumulated losses are $14,352,649 at February 28, 2021. Our financial statements report revenue of $Nil for the six months ended February 28, 2021 and February 29, 2020.  Our financial statements report a net loss of $72,622 for the six month period ended February 28, 2021, compared to a net income of $96,178 for the six month period ended February 29, 2020. Our net loss has increased by $168,800 for the six month period ended February 28, 2021. Our operating costs were higher by $265,887 for February 28, 2021 compared to February 29, 2020. The increase was largely due to stock based compensation during the six months ended February 28, 2021, higher by $271,378 compared to February 29, 2020 offset by decreases in exploration, professional fees, and other administrative expenses.

As at February 28, 2021, we had $434,469 in current liabilities, which is comparable to current liabilities as at August 31, 2020.  Our net cash used in operating activities for the six months ended February 28, 2021 was $167,835 compared to $61,713 used in the six months ended February 29, 2020.

Liquidity and Financial Condition

Working Capital	At	At
	February 28,	August 31,
	2021	2020
Current assets	$514,225	$86,214
Current liabilities	434,469	479,170

Working capital surplus/(deficit)	$79,756	$(392,956)

Cash Flows
	At February 28,	At February 29,
	2021	2020
Cash flows (used in) operating activities	$(167,835)	$(61,713)
Cash flows from investing activities	281,905	200,000
Cash flows from (used in) financing activities	256,648	(15,968)
Net increase in cash during year	$370,718	$122,319

Operating Activities

Net cash used in operating activities was $167,835 in the six months ended February 28, 2021 compared with net cash used in operating activities of $61,713 in the same period in 2020.

Financing Activities

Net cash provided by financing activities was $281,905 in the six months ended February 28, 2021 compared to $200,000 in the same period in 2020.

Investing Activities

Net cash provided in investing activities was $256,648 in the six months ended February 28, 2021 compared to $15,968 used by investing activities in the same period in 2020.

Results of Operations for our Years Ended August 31, 2020 and 2019

Our net income (loss) and comprehensive income (loss) for our year ended August 31, 2020, for our year ended August 31, 2019 and the changes between those periods for the respective items are summarized as follows:

	Year Ended August 31, 2020 ($)	Year Ended August 31, 2019 ($)	Change Between Year Ended August 31, 2020 and Year Ended August 31, 2019 ($)
Revenue	-	-	-
Cost of Goods Sold	-	-	-
Non-operating (Income)	($204,268)	$3,380	($207,648)
Expenses
Exploration Costs	$16,732	$122,423	($105,691)
Consulting Fees	$26,822	$49,873	($23,051)
Professional Fees	$57,002	$61,371	($4,369)
Fees and dues	$19,851	$34,858	($15,007)
Investor relations	$22,510	$101,668	($79,158)
Research and Development	$1,702	$14,729	($13,027)
Stock-based Compensation	$17,308	-	$17,308

	Year Ended August 31, 2020 ($)	Year Ended August 31, 2019 ($)	Change Between Year Ended August 31, 2020 and Year Ended August 31, 2019 ($)
Other administrative costs	8,209	34,039	(25,830)
Net (income) loss	(34,132)	422,341	(456,473)

During the year ended August 31, 2020, we signed a 1% Royalty agreement with respect to any future commercial lithium production from our Clayton Valley, Nevada claims in exchange for $200,000. This $200,000 will assist the company with its future exploration plans and was recognized as income. As a result, our financial statements report a net income of $34,132 for the year ended August 31, 2020. This is comparison to a net loss of $422,341 for the year ended August 31, 2019. Our operating costs however during the year ended August 31, 2020 were $170,136 compared to $418,961 during the year ended August 31, 2019. The decrease in costs were primarily attributable to the lower level of activity for the year ended August 31, 2020 compared to August 31, 2019. The company incurred significantly lower costs for its investor relation program (2020 - $22,510; 2019 - $101,668). Also during the year ended August 31, 2019, the company conducted drilling on its Clayton Valley project resulting in higher exploration costs during that year (2020 - $16,732; 2019 - $122,423).

Liquidity and Financial Condition

Working Capital	At	At
	August 31	August 31
	2020	2019
Current assets	$86,214	$46,245
Current liabilities	479,170	502,130

Working capital surplus/(deficit)	$(392,956)	$(455,885)

Cash Flows	Year Ended

	August 31, 2020	August 31, 2019
Cash flows (used in) operating activities	$(127,109)	$(325,988)
Cash flows from investing activities	178,847	-
Cash flows from financing activities	(15,968	159,337
Net increase (decrease) in cash during year	$35,770	$(166,651)

Mineral Properties

Acquisition costs of mineral rights are initially capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time proven or probable reserves are established for that project. Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which subsequent expenditures relating to development activities for that particular project are capitalized as incurred.

Where proven and probable reserves have been established, the project's capitalized expenditures are depleted over proven and probable reserves using the units-of-production method upon commencement of production. Where proven and probable reserves have not been established, the project's capitalized expenditures are depleted over the estimated extraction life using the straight-line method upon commencement of extraction. The company has not established proven or probable reserves for any of its projects.

The carrying values of the mineral rights are assessed for impairment by management on a quarterly basis and as required whenever indicators of impairment exist. An impairment loss is recognized if it is determined that the carrying value is not recoverable and exceeds fair value.

Long-Lived Assets Impairment

In accordance with ASC 360, "Accounting for Impairment or Disposal of Long Lived Assets", the carrying value of long lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Revenue Recognition

The company recognizes revenue from product sales when persuasive evidence of an arrangement exists, title to product and associated risk of loss has passed to the customer, the price is fixed or determinable, collection from the customer is reasonably assured, the company has no further performance obligation, and returns can be reasonably estimated.

Going Concern

We have suffered recurring losses from operations. The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and/or raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations.

The continuation of our business is dependent upon us raising additional financial support and/or attaining and maintaining profitable levels of internally generated revenue. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Recently Issued Accounting Standards

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements to Fair Value Measurement. For all entities, amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. We do not expect that the adoption of this ASU will have a significant impact on our financial statements.

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The standard will be effective for us in the first quarter of our fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). We do not expect that the adoption of this ASU will have a significant impact on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the company's financial statements upon adoption.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants since our inception.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with our Company	Age	Date First Elected Or Appointed
Robert McAllister	President Director	60	November 2007 April 14, 2008

Our directors will serve in that capacity until our next annual shareholder meeting or until his successor is elected or appointed and qualified. Officers hold their positions at the will of our Board of Directors.

There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Robert McAllister, President and Director

Mr. McAllister was appointed as president in November 2007 and director in April 2008.

Mr. McAllister has devoted approximately 90% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required.

Mr. McAllister has been a corporate consultant since 2004. He has also provided and written business and investment articles from 1996 to 2006 in various North American publications. Mr. McAllister is a resource investment entrepreneur with over 20 years’ experience in resource sector evaluations and commodity cycle analysis.

Our company believes that all of our directors” respective educational background, operational and business experience give them the qualifications and skills necessary to serve as directors and officers, respectively, of our company. Our board of directors consists solely of Mr. McAllister.

Significant Employees

Other than the foregoing named officers and directors, we have no employees whose services are materially significant to our business and operations who is employed by Enertopia.

Family Relationships

There are no family relationships between any of our directors and officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1. been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2. had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3. been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4. been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5. been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6. been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended August 31, 2020, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by the members of our board of directors.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

(a) our principal executive officers;

(b) each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended August 31, 2020 and 2019; and

(c) up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended August 31, 2020 and 2019, who we will collectively refer to as the named executive officers of our Company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed

$100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE

Name and Principal Position

Year

Salary
($)

Bonus
($)

Stock
Awards
($)

Option
Awards
($)

Non-Equity
Incentive Plan
Compensation

Non-Qualified
Deferred
Compensation
Earnings
($)

All Other
Compensation

Total
($)

Robert McAllister(1)
President and Director

2020

$10,500

Nil

Nil

Nil

Nil

Nil

Nil

$10,500

2019

$42,000

Nil

Nil

Nil

Nil

Nil

Nil

$42,000

Notes:

(1) On November 30, 2007, Mr. McAllister was appointed as our President and on April 14, 2008 he was appointed as a director. Salary for Mr. McAllister is largely accrued.

Employment/Consulting Agreements

We entered into a consulting agreement with Mr. Robert McAllister on December 1, 2007. During the term of this agreement, Mr. McAllister is to provide corporate administration and consulting services, such duties and responsibilities to include provision of industry consulting services, strategic corporate and financial planning, management of the overall business operations of the company, and supervising office staff and consultants. Mr. McAllister was compensated at the rate of $2,000 per month. On December 1, 2008, the consulting fee was increased to $5,000 per month. Effective March 1, 2014, the company entered into a new consulting contract with the consulting services at $6,500 per month plus GST. Effective July 1, 2017, a new consulting contract was entered into with remuneration set at $3,500 per month plus GST. We may terminate this agreement without prior notice based on a number of conditions. Mr. McAllister may terminate the agreement at any time by giving 30 days written notice of his intention to do so. Mr. McAllister voluntarily suspended and terminated accrual of these consulting fees commencing on December 1, 2019 and continuing until such time as the company's financial condition permits a resumption of such cost.

Other than as set out herein we have not entered into any employment or consulting agreements with any of our current officers, directors or employees.

Grants of Plan-Based Awards Table

Outstanding Equity Awards at Fiscal Year End

The particulars of unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers are set out in the following table:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Robert McAllister	500,000	0	0	$0.07	2022/01/20	0	0	0	0

Option Exercises

During our fiscal year ended August 31, 2020 there were no options exercised by our named officers.

Compensation of Directors

Except as otherwise disclosed, we do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our Company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2021, certain information with respect to the beneficial ownership of our common shares by each shareholder known by us to be the beneficial owner of more than 5% of our common shares, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Robert McAllister Kelowna, British Columbia, Canada	8,105,000 (2)	5.94%
Directors and Executive Officers as a Group	8,105,000	5.94%

Total	8,105,000	5.94%

NOTES

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 15, 2021. As of April 15, 2021, there were 136,431,700 shares of our company’s common stock issued and outstanding.

(2) Includes:

1. 1,000,000 options of which 500,000 are exercisable at $0.07 into common shares and 500,000 are exercisable at $0.05 into common shares;

2. 600,000 share purchase warrants of which are exercisable at $0.05 into common shares and 6,505,000 common shares.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended August 31, 2020, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

For the year ended August 31, 2020, our company was party to the following related party transactions:

• Paid/accrued $10,500 (August 31, 2019: $42,000) to the President of our company in consulting fees.

Director Independence

We currently act with one director, consisting of Robert McAllister. We have determined that Robert McAllister is not an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15).

Currently our audit committee consists of all of our board of directors. We currently do not have nominating, compensation committees or committees performing similar functions. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors.

Our board of directors has determined that it does not have a member of its audit committee who qualifies as an “audit committee financial expert” as defined in as defined in Item 407(d)(5)(ii) of Regulation S-K.

From inception to present date, we believe that the members of our audit committee and the board of directors have been and are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

We do not have a standing compensation or nominating committee, but our entire board of directors act in such capacity. We believe that our directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our directors do not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining additional independent directors who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Item 12A – Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our bylaws provide that we indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are incorporated under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“ NRS ”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys” fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes” indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys” fees.

Our company’s bylaws provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Our company’s bylaws do not modify Nevada law in this respect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have no liability insurance.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this Prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.